                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Check the appropriate box:
    / /  Preliminary Information Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
    /X/  Definitive Information Statement

                            LOUISVILLE GAS AND ELECTRIC COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
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     (4) Date Filed:
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
   [LOGO]

                                                                  March 27, 1998

Dear Louisville Gas and Electric Company shareholder:

    Please note that the Annual Meeting of Shareholders of Louisville Gas and Electric Company, will be held Wednesday April 22, 1998, at 10:00 a.m., E.D.T. at the Hyatt Regency Louisville, 320 W. Jefferson Street, Louisville, Kentucky.

    Business matters to be acted upon at the meeting are the election of four directors, the approval of the independent auditors for 1998, the adoption of changes to the Company's By-laws to increase the maximum number of directors in connection with the pending merger transaction between the Company's parent, LG&E Energy Corp., and KU Energy Corporation, and the transaction of any other business properly brought before the meeting. We will also report on the progress of LG&E, and shareholders will have the opportunity to present questions of general interest.

    In order to save the expense and time of soliciting proxies, and because LG&E Energy is the sole shareholder of approximately 96% of the shares entitled to vote at this meeting, the Company has decided not to solicit proxies for this meeting and you are requested not to send us a proxy.

    Shareholders are welcome to attend the meeting in person and cast their votes by ballot on the issues presented at the meeting. If you wish to attend the meeting, you will be admitted after presenting personal identification and evidence of ownership.

    The directors and officers of LG&E appreciate your continuing interest in the business of LG&E.

                                          Sincerely,

                                                   [SIGNATURE]

                                          Roger W. Hale

                                          CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER

   [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders of Louisville Gas and Electric Company ("LG&E" or the "Company"), a Kentucky corporation, will be held at the Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky, on Wednesday, April 22, 1998, at 10:00 a.m., E.D.T. At the Annual Meeting shareholders will be asked to consider and vote upon the following matters, which are more fully described in the accompanying information statement:

    1. A proposal to elect four directors, three for three-year terms expiring in 2001 and one for a two-year term expiring in 2000;

    2. A proposal to approve and ratify the appointment of Arthur Andersen LLP as independent auditors of LG&E for 1998;

    3. A proposal to approve the amendment of LG&E's By-laws so as to increase the maximum number of directors from 15 to 20; and

    4.  Such other business as may properly come before the meeting.

    The close of business on February 17, 1998, has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, if you wish to vote your shares, you may do so by attending the meeting in person and casting your vote by a ballot which will be provided for that purpose.

                                          By Order of the Board of Directors,
                                          John R. McCall, Secretary
                                          Louisville Gas and Electric Company
                                          220 West Main Street
                                          Louisville, Kentucky 40202

March 27, 1998

                             INFORMATION STATEMENT
                              --------------------

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 22, 1998

                             ----------------------

    The Annual Meeting of Shareholders will be held April 22, 1998 at the Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky. This information statement was first mailed to shareholders on or about March 27, 1998.

    Shareholders who wish to attend the meeting, including beneficial owners whose accounts are held by brokers or other institutions, will be admitted to the meeting upon presentation of personal identification and, in the case of beneficial owners, proof of ownership.

    The outstanding stock of LG&E is divided into three classes: Common Stock, Preferred Stock (without par value), and Preferred Stock, par value $25 per share. At the close of business on February 17, 1998, the record date for the Annual Meeting, the following shares of each were outstanding:

Common Stock, without par value............................   21,294,223 shares
Preferred Stock, par value $25 per share, 5% Series........      860,287 shares
Preferred Stock, without par value $5.875 Series...........      250,000 shares
Auction Series A (stated value $100 per share).............      500,000 shares

    All of the outstanding LG&E Common Stock is owned by LG&E Energy Corp. ("LG&E Energy"). No persons or groups are known by management to be beneficial owners of more than five percent of LG&E's Preferred Stock. As of February 17, 1998, all directors, nominees for director and executive officers of LG&E as a group beneficially owned 22 shares of LG&E Preferred Stock, which is less than one-tenth of one percent of the total LG&E Preferred Stock outstanding on that date.

    LG&E Energy owns all of the outstanding LG&E Common Stock, and intends to vote this stock in favor of the nominees for directors as set forth below, thereby ensuring their election to the Board. LG&E Energy also intends to vote all of the outstanding LG&E Common Stock in favor of the appointment of Arthur Andersen LLP as the independent auditors for LG&E as set forth in Proposal No. 2 herein and in favor of the adoption of the By-law amendment set forth in Proposal No. 3 herein.


    Since LG&E Energy's ownership represents more than 96% of the total votes that could be cast at the Annual Meeting and the election of the nominees and the adoption of the remaining proposals is thereby assured, the Company considered it inappropriate to solicit proxies. Please be advised, therefore, that this is only an information statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, if you wish to vote your shares, you may do so by attending the meeting in person and casting your vote by a ballot which will be provided for that purpose.


    Owners of record at the close of business on February 17, 1998, of the Common Stock and the 5% Cumulative Preferred Stock, par value $25 per share (the "5% Preferred Stock") are entitled to one vote per share for each matter presented at the Annual Meeting or any adjournment thereof, and, in addition, have cumulative voting rights with respect to the election of directors. Accordingly, in electing directors, each shareholder is entitled to as many votes as the number of shares of stock owned multiplied by the number of directors to be elected, and may cast all such votes for a single nominee or may distribute them among two or more nominees.

    Directors are elected by a plurality of the votes cast by the holders of LG&E's Common Stock and 5% Preferred Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority, broker nonvote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger percentage of votes.

    The affirmative vote of 80% of the outstanding LG&E Common Stock and 5% Preferred Stock is required for approval of the amendment to the By-laws to increase the maximum number of directors from 15 to 20. Abstentions from voting and broker nonvotes, if any, on such matter will be treated as votes against. The affirmative vote of a majority of the shares of LG&E Common Stock and 5% Preferred Stock represented at the Annual Meeting is required for the approval of the independent auditors and any other matters that may properly come before the meeting. Abstentions from voting on any such matter are treated as votes against, while broker nonvotes are treated as shares not voted.

    The Annual Report to Shareholders of LG&E Energy (the "Annual Report"), including its consolidated financial statements and information regarding LG&E, was mailed prior to mailing of this information statement. The Annual Report was supplemented by audited financial statements of LG&E and management's discussion of such financial statements, which are included as an appendix to this information statement (the "Appendix"), and are incorporated by reference herein. All shareholders are urged to read the accompanying Annual Report and Appendix.

PENDING KU ENERGY MERGER


    On May 20, 1997, LG&E Energy and KU Energy Corporation ("KU Energy") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which KU Energy will be merged with and into LG&E Energy, with LG&E Energy as the surviving corporation (the "Merger"). The Merger was unanimously approved by the Boards of Directors of both companies and was approved by shareholders of each company in special shareholder meetings on October 14, 1997. The Merger is expected to close shortly after all of the conditions to consummation of the Merger, including receipt of all regulatory approvals, are met or waived. Such conditions are expected to be met before the end of 1998, but could be met as early as the second quarter of 1998.


    To date, the Merger has been approved substantially as filed by the Public Service Commission of Kentucky on September 12, 1997 and by the Virginia State Corporation Commission on January 20, 1998. The Merger remains subject to certain additional approvals, including approval by the Federal Energy Regulatory Commission ("FERC"), the Securities and Exchange Commission ("SEC") and expiration of applicable waiting periods following requisite notifications to the Federal Trade Commission and the Department of Justice ("FTC-DOJ Filings"). Filings for approval were made with the FERC on October 9, 1997 and with the SEC on January 13, 1998. The FTC-DOJ Filings were made on February 25, 1998.


    Pursuant to the Merger Agreement, at the effective time of the Merger, the new Board of Directors of LG&E will consist of those persons serving as directors of LG&E immediately prior to the Merger, plus those persons designated by KU Energy to serve on the LG&E Energy board. As a result, the Board of Directors of LG&E at the effective time of the Merger is expected to consist of eighteen directors. Because the Company's By-laws currently limit the size of the Board of Directors to fifteen members, the Board of Directors has proposed for adoption by the shareholders the By-law amendment discussed in Proposal No.
3. Similarly, following the Merger, the Board of Directors of Kentucky Utilities Company ("KU") will consist of those persons serving as directors of KU immediately prior to the Merger plus those persons designated by LG&E Energy to serve on the LG&E Energy Board. See "Election of Directors" on page 3 of this information statement.

PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

    The number of members of the Board of Directors of LG&E has been fixed at twelve, pursuant to the Company's By-laws and resolutions adopted by the Board of Directors. However, the Board of Directors of LG&E presently consists of eleven members. The directors are classified into three classes, as nearly equal in number as possible, with respect to the time for which they are to hold office. One class of directors is elected at each year's Annual Meeting to serve for three-year terms and to continue in office until their successors are elected and qualified.

    In October 1997, the Board of Directors unanimously appointed Jeffery T. Grade to complete the remainder of the unexpired term of Ronald L. Bittner, who died unexpectedly in August 1997. Mr. Bittner had been appointed to the Board of Directors in October 1996 and was subsequently elected at the 1997 Annual Meeting to a three-year term expiring at the 2000 Annual Meeting. Both Mr. Grade's and Mr. Bittner's appointments were the result of searches conducted by the Nominating and Development Committee of the Board of Directors for qualified candidates to fill the two open positions on the Board of Directors created when the directors voted unanimously in mid-1996 to increase the size of the Board of Directors from ten to twelve members, in accordance with the Company's By-laws. Despite the remaining vacancy on the Board of Directors, shareholders may not vote for a number of nominees greater than the number of nominees named in this information statement. Procedures for reviewing and nominating candidates to the LG&E Board of Directors are discussed in more detail in "Information Concerning the Board of Directors--Nominating and Development Committee".

    At this Annual Meeting, the following three persons are proposed for election to the Board of Directors for three-year terms expiring at the 2001 Annual Meeting: Owsley Brown II, Gene P. Gardner and J. David Grissom. Also at this Annual Meeting, Jeffery T. Grade is proposed for election to the Board of Directors to complete the remainder of a term expiring at the 2000 Annual Meeting. All of the nominees are presently directors of both LG&E and LG&E Energy.

    The Board of Directors does not know of any nominee who will be unable to stand for election or otherwise serve as a director. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented on the ballots returned to LG&E will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the ballot.


    As discussed above, at the effective time of the Merger, which could be shortly after the Annual Meeting, the Board of Directors of LG&E will consist of those persons serving on such board prior to the Merger plus seven persons designated by KU Energy to serve on the LG&E and LG&E Energy Boards of Directors. The Board of Directors has increased the size of the LG&E Board to eighteen members, contingent upon approval of the By-law amendment described in Proposal No. 3 and the successful completion of the Merger. Further, in this regard, KU Energy has designated the following individuals, all of whom are currently directors of KU Energy and KU, and they have been appointed to the Board by the LG&E Board, also contingent upon the successful completion of the Merger and the approval of the By-law amendment described in Proposal No. 3, to fill the vacancies created by the increase in the size of the Board:


    MICHAEL R. WHITLEY (AGE 55)

    Chairman, President and Chief Executive Officer of KU Energy and KU;

    MIRA S. BALL (AGE 63)

    Secretary-Treasurer and Chief Financial Officer of Ball Homes, Inc., a single-family residential developer and property management company;

    CAROL M. GATTON (AGE 65)

    Chairman of Area Bancshares, Inc., an Owensboro, Kentucky bank holding company;

    FRANK V. RAMSEY, JR. (AGE 66)

    President and Director of Dixon Bank, Dixon, Kentucky;

    WILLIAM L. ROUSE, JR. (AGE 65)

    Formerly Chairman of the Board and Chief Executive Officer of First Security Corporation of Kentucky, a multi-bank holding company, and currently a director of Ashland, Incorporated;

    CHARLES L. SHEARER, PH.D. (AGE 55)

    President of Transylvania University, Lexington, Kentucky; and

    LEE T. TODD, JR., PH.D. (AGE 51)

    President and Chief Executive Officer of DataBeam Corporation, a Kentucky-based, high-technology firm.

    As previously stated LG&E Energy intends to vote all the outstanding shares of common stock of the Company in favor of the nominees set forth herein, and since LG&E Energy's ownership of such common stock represents over 96% of the voting power of the Company, the election of such nominees is thereby assured.

                    INFORMATION ABOUT DIRECTORS AND NOMINEES

    The following contains certain information as of February 17, 1998, concerning the nominees for director, as well as the directors whose terms of office continue after the 1998 Annual Meeting.

NOMINEES FOR DIRECTORS WITH TERMS EXPIRING AT 2001 ANNUAL MEETING OF
  SHAREHOLDERS

                       OWSLEY BROWN II (AGE 55)
                       Mr. Brown has been the Chairman and Chief Executive Officer of Brown-
                       Forman Corporation, a consumer products company, since July 1995, and
   [PHOTO1]            was President of Brown-Forman Corporation from 1987 to 1995. Mr. Brown was first named Chief Executive Officer of Brown-Forman Corporation in
                       July 1994. Mr. Brown is a graduate of Yale University, and received his master's degree in business administration from Stanford University. He has been a director of LG&E since May 1989 and of LG&E Energy since
                       August 1990. Mr. Brown is also a member of the Board of Directors of
                       Brown-Forman Corporation, Hilliard Lyons Trust Company and NACCO
                       Industries, Inc.

                       GENE P. GARDNER (AGE 68)
                       Mr. Gardner has been Chairman of Beaver Dam Coal Company, which is engaged in the ownership and development of coal properties, since
   [PHOTO1]            April 1983. Mr. Gardner is a graduate of the University of Louisville and of the Advanced Management Program of the University of Virginia,
                       Colgate-Darden Graduate School of Business. Mr. Gardner has been a director of LG&E since July 1979 and of LG&E Energy since August 1990.
                       He is also a member of the Board of Directors of Commonwealth Bank and
                       Trust Company, Commonwealth Financial Corporation and Thomas
                       Industries, Inc.

                       J. DAVID GRISSOM (AGE 59)
                       Mr. Grissom has been Chairman of Mayfair Capital, Inc., a private investment firm, since April 1989. He served as Chairman and Chief
   [PHOTO1]            Executive Officer of Citizens Fidelity Corporation from April 1977 until March 31, 1989. Upon the acquisition of Citizens Fidelity
                       Corporation by PNC Financial Corp. in February 1987, Mr. Grissom served as Vice Chairman and as a Director of PNC Financial Corp. until March
                       1989. Mr. Grissom is a graduate of Centre College and the University of
                       Louisville School of Law. Mr. Grissom has been a director of LG&E since
                       January 1982 and of LG&E Energy since August 1990. He is also a member of the Board of Directors of Providian Financial Corporation, Churchill
                       Downs, Inc., and Regal Cinemas, Inc.

NOMINEE FOR DIRECTOR WITH TERM EXPIRING AT 2000 ANNUAL MEETING OF SHAREHOLDERS

                       JEFFERY T. GRADE (AGE 54)

                       Mr. Grade has been Chairman and Chief Executive Officer of Harnischfe-
    [PHOTO]            ger Industries, Inc., which is engaged in the manufacture and distribution of equipment for the mining, papermaking and material handling industries, since January 1993. He served as President and
                       Chief Executive Officer from 1992 to 1993 and President and Chief
                       Operating Officer from 1986 to 1992. Mr. Grade is a graduate of the
                       Illinois Institute of Technology and received a master's degree in business administration from DePaul University. Mr. Grade has been a director of LG&E Energy and LG&E since October 1997. He is also a member of the Board of Directors of Case Corporation and Coeur D'Aline
                       Mines Corporation.

DIRECTORS WHOSE TERMS EXPIRE AT 1999 ANNUAL MEETING OF SHAREHOLDERS

                       ROGER W. HALE (AGE 54)
                       Mr. Hale has been a Director and Chairman of the Board, President and
                       Chief Executive Officer of LG&E Energy since August 1990. Mr. Hale has
   [PHOTO1]            also been Chief Executive Officer and a Director of LG&E since June
                       1989, Chairman of the Board of LG&E since February 1, 1990, and served as President of LG&E from June 1989 until January 1, 1992. Prior to his coming to LG&E, Mr. Hale served as Executive Vice President of Bell
                       South Enterprises, Inc. Mr. Hale is a graduate of the University of
                       Maryland, and received a master's degree in management from the
                       Massachusetts Institute of Technology, Sloan School of Management. Mr.
                       Hale is also a member of the Board of Directors of PNC Bank, Kentucky,
                       Inc., and H&R Block, Inc.

                       DAVID B. LEWIS (AGE 53)
                       Mr. Lewis is a founding partner of the law firm of Lewis & Munday, a
                       Professional Corporation, in Detroit, Michigan. Since 1972, Mr. Lewis
   [PHOTO1]            has served as Chairman of the Board and a Director of the firm. Mr.
                       Lewis is a graduate of Oakland University and received his law degree from the University of Michigan Law School. He also received a master's degree in business administration from the University of Chicago
                       Graduate School of Business. Mr. Lewis has been a director of LG&E and
                       LG&E Energy since November 1992. Mr. Lewis is also a member of the
                       Board of Directors of Consolidated Rail Corporation, TRW, Inc., and
                       M.A. Hanna Company, and serves or has served as a board member for numerous educational, cultural and civic organizations in the Detroit and Washington, D.C. areas.

                       ANNE H. MCNAMARA (AGE 50)
                       Mrs. McNamara has been Senior Vice President and General Counsel of AMR
                       Corporation and its subsidiary, American Airlines, Inc., since June
   [PHOTO1]            1988. Mrs. McNamara is a graduate of Vassar College, and received her law degree from Cornell University. She has been a director of LG&E and
                       LG&E Energy since November 1991. Mrs. McNamara is also a member of the
                       Board of Directors of The SABRE Group Holdings, Inc.

                       DONALD C. SWAIN (AGE 66)
                       Dr. Swain served as President of the University of Louisville from
                       April 1981 to June 1995, and has served as President Emeritus since
   [PHOTO1]            July 1995. Dr. Swain is a graduate of the University of Dubuque. He received his master's and doctoral degrees in history from the
                       University of California at Berkeley. He has been a director of LG&E since May 1985 and of LG&E Energy since August 1990.

DIRECTORS WHOSE TERMS EXPIRE AT 2000 ANNUAL MEETING OF SHAREHOLDERS

                       WILLIAM C. BALLARD, JR. (AGE 57)
                       Mr. Ballard has been of counsel to the law firm of Greenebaum Doll &
                       McDonald PLLC since May 1992. He served as Executive Vice President and
   [PHOTO1]            Chief Financial Officer from 1978 until May 1992, of Humana, Inc., a healthcare services company. Mr. Ballard is a graduate of the
                       University of Notre Dame, and received his law degree, with honors, from the University of Louisville School of Law. He also received a
                       Master of Law degree in taxation from Georgetown University. Mr.
                       Ballard has been a director of LG&E since May 1989 and of LG&E Energy since August 1990. Mr. Ballard is also a member of the Board of
                       Directors of United Healthcare Corp., Health Care REIT, Inc.,
                       Healthcare Recoveries, Inc., MidAmerica Bancorp, American Safety Razor,
                       Inc. and Atria Communities, Inc.

                       S. GORDON DABNEY (AGE 69)
                       Mr. Dabney was President of Standard Foods, Inc., which is engaged in the food processing business, from 1955 until he retired in 1995. Mr.
   [PHOTO3]            Dabney is currently a business consultant. He attended the University of Florida. He has been a director of LG&E since January 1987 and of
                       LG&E Energy since August 1990.

                       T. BALLARD MORTON, JR. (AGE 64)
                       Mr. Morton has been Executive in Residence at the College of Business and Public Administration of the University of Louisville since 1983.
   [PHOTO3]            Mr. Morton is a graduate of Yale University. Mr. Morton has been a director of LG&E since May 1967 and of LG&E Energy since August 1990.
                       Mr. Morton is also a member of the Board of Directors of the Kroger
                       Company.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

    Each member of the Board of Directors of LG&E is also a director of LG&E Energy. The committees of the Board of Directors of LG&E include an Audit Committee, a Compensation Committee and a Nominating and Development Committee. The directors who are members of the various committees of LG&E serve in the same capacity for purposes of the LG&E Energy Board of Directors. See "Pending KU Energy Merger" on page 2 of this information statement for information regarding the Board of Directors following such Merger.

    During 1997, there were a total of twelve meetings of the LG&E Board. All directors attended 75% or more of the total number of meetings of the Board of Directors and Committees of the Board on which they served, with the exception of David B. Lewis.

COMPENSATION OF DIRECTORS

    Directors who are also officers of LG&E receive no compensation in their capacities as directors. During 1997, directors received a retainer of approximately $1,750 per month, or $21,000 annually ($22,100 annually for committee chairmen), a fee for Board meetings of $1,100 per meeting and a fee for each committee meeting of $1,000. Non-employee directors residing out of the Louisville area received reimbursement for expenses incurred in traveling to meetings, and received an additional $1,000 compensation for each Board meeting they attended. The foregoing amounts represent the aggregate fees paid to directors in their capacities as directors of LG&E and LG&E Energy during 1997.

    Non-employee directors of LG&E may elect to defer all or a part of their fees (including retainers, fees for attendance at regular and special meetings, committee meetings and travel compensation) pursuant to the LG&E Energy Corp. Deferred Stock Compensation Plan (the "Deferred Stock Plan"). Each deferred amount is credited by LG&E Energy to a bookkeeping account and then is converted into a stock equivalent on the date the amount is credited. The number of stock equivalents credited to the director is based upon the average of the high and the low sale price of LG&E Energy Common Stock on the New York Stock Exchange for the five trading days prior to the conversion. Additional stock equivalents will be added to stock accounts at the time that dividends are declared on LG&E Energy Common Stock, in an amount equal to the amount of LG&E Energy Common Stock that could be purchased with dividends that would be paid on the stock equivalents if converted to LG&E Energy Common Stock. In the event that LG&E Energy is a party to any consolidation, recapitalization, merger, share exchange or other business combination in which all or a part of the outstanding LG&E Energy Common Stock is changed into or exchanged for stock or other securities of the other entity or LG&E Energy, or for cash or other property, the stock account of a participating director shall be converted to such new securities or consideration equal to the amount each share of LG&E Energy Common Stock receives, multiplied by the number of share equivalents in the stock account.

    A director will be eligible to receive a distribution from his or her account only upon termination of service, death, retirement or otherwise. Following departure from the Board, the distribution will occur, at the director's election, either in one lump sum or in no more than five annual installments. The distribution will be made, at the director's election, either in LG&E Energy Common Stock or in cash equal to the then-market price of the LG&E Energy Common Stock allocated to the director's stock account. At February 17, 1998, seven directors were participating in the Deferred Stock Plan.

    Non-employee directors of LG&E who are also directors of LG&E Energy also receive stock options pursuant to the LG&E Energy Corp. Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), which was approved by the shareholders at the 1994 annual meeting. Under the terms of the Directors' Option Plan, upon initial election or appointment to the Board, each new director, who has not been an employee or officer of LG&E Energy or any of its subsidiaries within the preceding three years, receives an option grant for 4,000 shares of LG&E Energy Common Stock. Following the initial grant, eligible directors receive an annual option grant for 4,000 shares on the first Wednesday of each February. Option grants for 1994-1996 were for 2,000 shares, all of which were adjusted in April 1996 to reflect a two-for-one stock split. The option exercise price per share for each share of LG&E Energy Common Stock is the fair market value on the grant date. Options granted are not exercisable during the first twelve months from the date of grant and will terminate ten years from the date of grant. In the event of a tender offer or an exchange offer for shares of LG&E Energy Common Stock, all then exercisable, but unexercised options granted under the Directors' Option Plan will continue to be exercisable for thirty days following the first purchase of shares pursuant to such tender or exchange offer.

    The Directors' Option Plan authorizes the issuance of up to 500,000 shares of LG&E Energy Common Stock, of which 188,000 are subject to existing options at a weighted average per share price of $21.63. As of February 17, 1998, each non-employee director held 16,000 exercisable options and 4,000 unexercisable options to purchase LG&E Energy Common Stock, with the exception of Mr. Grade who held 8,000 unexercisable options. The number of shares subject to the Directors' Option Plan and subject to awards outstanding under the plan will adjust with any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, or any similar corporate change.

AUDIT COMMITTEE

    The Audit Committee of the Board is composed of Messrs. Ballard, Dabney, Brown, Gardner, Grade, Grissom and Lewis and Dr. Swain. During 1997, the Audit Committee maintained direct contact with the independent auditors and LG&E's Internal Auditor to review the following matters pertaining to LG&E, and to LG&E Energy and its subsidiaries: the adequacy of accounting and financial reporting procedures; the adequacy and effectiveness of internal accounting controls; the scope and results of the annual audit and any other matters relative to the audit of these companies' accounts and their financial affairs that the Committee, the Internal Auditor, or the independent auditors deemed necessary. The Audit Committee met three times during 1997.

COMPENSATION COMMITTEE

    The Compensation Committee, composed of non-employee directors, approves the compensation of the Chief Executive Officer and the executive officers of LG&E Energy and LG&E. The Committee makes recommendations to the full Board regarding benefits provided to executive officers and the establishment of various employee benefit plans. The members of the Compensation Committee are Messrs. Dabney, Gardner, Grade, Grissom and Morton and Mrs. McNamara. The Compensation Committee met two times during 1997.

NOMINATING AND DEVELOPMENT COMMITTEE


    The Nominating and Development Committee is composed of the Chairman of the Board and certain other directors. The Committee reviews and recommends to the Board of Directors nominees to serve on the Board and their compensation. The Committee considers nominees suggested by other members of the Board, by members of management and by shareholders. To be considered for inclusion in the slate of nominees proposed by the Board of Directors at an annual meeting, shareholder recommendations must be submitted in writing to the Secretary of LG&E not later than 120 days prior to the Annual Meeting. In addition, the Articles of Incorporation and By-laws of LG&E contain procedures governing shareholder nominations for election of directors at a shareholders' meeting. The Chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures. The members of the Nominating and Development Committee are Messrs. Ballard, Brown, Lewis, Hale (ex officio), Morton and Dr. Swain and Mrs. McNamara. The Nominating and Development Committee met three times during 1997.

PROPOSAL NO. 2

                   APPROVAL OF INDEPENDENT AUDITORS FOR 1998

    Based upon the recommendation of the Audit Committee, the Board of Directors, subject to ratification by shareholders, has selected Arthur Andersen LLP as independent auditors to audit the accounts of LG&E and LG&E Energy for the fiscal year ending December 31, 1998. Arthur Andersen has audited the accounts of LG&E for many years and LG&E Energy since its organization in 1990. The shareholders previously approved the employment of the firm at the Annual Meeting on May 8, 1997.

    Representatives of Arthur Andersen LLP will be present at the Annual Meeting. Such representatives will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    As previously stated, LG&E Energy intends to vote all of the outstanding shares of common stock of the Company in favor of approval of the appointment of Arthur Andersen LLP as independent auditors, and since LG&E Energy's ownership of such common stock represents over 96% of the voting power of the Company, the approval of such independent auditors is assured.

PROPOSAL NO. 3

               APPROVAL OF BY-LAWS TO INCREASE THE MAXIMUM NUMBER
                          OF DIRECTORS FROM 15 TO 20.

    The Board of Directors has unanimously approved, subject to shareholder approval, the amendment of Section 1(a) of Article II of the Company's By-Laws (the "By-Laws") to provide that, effective upon the effective time of the Merger, the size of the Board of Directors shall be no fewer than nine (9) and no more than twenty (20), with the exact number to be fixed by the Board of Directors.


    The Company's By-Laws currently provide for an authorized number of directors of no fewer than nine (9) and not more than fifteen (15). As discussed above, under the terms of the Merger Agreement with KU Energy, following consummation of the Merger, the Board of Directors of LG&E will consist of those persons serving as directors of LG&E immediately prior to the Merger plus those seven (7) persons designated by KU Energy to serve as directors of LG&E and LG&E Energy following the Merger. As a result, the size of the Board of Directors is expected to be increased from its current size of eleven (11) to eighteen (18). Because the By-Laws currently limit the number of directors to fifteen (15) persons, this amendment to the By-Laws is necessary to consummate the Merger, unless waived by the parties to the Merger.


    For these reasons, the Board of Directors recommends that, effective upon the effective time of the Merger, the first sentence of Section 1(a) of Article II of the By-Laws be amended so as to read as follows:

       (a) The number of directors of the Company shall be fixed from time to time by the Board of Directors, but shall be no fewer than nine (9) and no more than twenty (20).

    Under both the Company's Restated Articles of Incorporation and By-Laws, this amendment to the By-Laws requires the approval of 80% of LG&E's shareholders entitled to vote generally, which are the holders of the LG&E Common Stock and 5% Preferred. As the owner of approximately 96% of the LG&E shares entitled to vote, LG&E Energy will vote its shares in favor of this amendment, thereby ensuring adoption of such amendment to the Company's By-Laws.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is comprised wholly of non-employee directors and makes all decisions regarding the compensation of LG&E's executive officers, including the setting of base pay and the administration of LG&E Energy's Omnibus Long-Term Incentive Plan (the "Long-Term Plan") and Short-Term Incentive Plan (the "Short-Term Plan"), each as described herein.

    The executive compensation program and the target awards and opportunities for executives are designed to be competitive with the compensation and pay programs of comparable companies, including utilities, utility holding companies and companies in general industry nationwide. The executive compensation program has been developed and implemented over time through consultation with, and upon the recommendations of, nationally-recognized executive compensation consultants. The Compensation Committee and the Board of Directors have continued access to such consultants as desired, and are provided with independent compensation data for their review.

    LG&E is the principal subsidiary of LG&E Energy. As noted above, the members of the Compensation Committee and Board of Directors of LG&E also serve in the same capacity for LG&E Energy. Certain executive officers of LG&E are also executive officers of LG&E Energy. For those individuals references below to the Compensation Committee and Board of Directors refer to the Compensation Committee and Board of Directors of both LG&E and LG&E Energy unless otherwise indicated, and discussions of their compensation include compensation earned for services to both LG&E and LG&E Energy. Set forth below is a report submitted by the members of the Compensation Committee addressing LG&E Energy's compensation policies during 1997 for officers of LG&E and LG&E Energy, including the executive officers named in the following tables. The executive officers of LG&E participate in the Long-Term Plan and Short-Term Plan of LG&E Energy. References to stock, shareholder performance or shareholder return relate to LG&E Energy Common Stock.

COMPENSATION PHILOSOPHY

    There are three major components of executive compensation program: (1) base salary; (2) short-term or annual incentives; and (3) long-term incentives. LG&E developed its executive compensation program to focus on both short-term and long-term business objectives that are designed to enhance overall shareholder value. The short-term and long-term incentives are premised on the belief that the interests of executives should be closely aligned with those of LG&E Energy's shareholders. Based on this philosophy, these two portions of each executive's total compensation package are placed at risk and are linked to the accomplishment of specific results that are designed to benefit LG&E Energy's shareholders in both the short-term and long-term. Under this pay-for-performance approach, a highly competitive level of compensation can be earned in years of strong performance; conversely, in years of below-average performance, compensation may decline below competitive benchmarks.

    The executive compensation program also recognizes that LG&E and LG&E Energy's compensation practices must be competitive not only with utilities and utility holding companies, but also companies in general industry to ensure that a stable and successful management team can be recruited and retained. The Compensation Committee believes that the Company's most direct competitors for executive talent are not limited to the companies that would be included in the utility industry index against which shareholder returns may be compared. For this reason, the various compensation peer groups, as established below, are not the same as the utility industry index in the Comparison of Five-Year Total Return graph included on page 16 of this information statement.

    Pursuant to this competitive market positioning philosophy, in establishing compensation levels for all executive positions for 1997, the Compensation Committee reviewed competitive compensation information for general industry companies with revenue between $1.5 - $3.5 billion (the "Survey Group") and established targeted total direct compensation (base salary plus short-term incentives and long-term incentives) for each executive for 1997 to approach the 50th percentile of the competitive range from the Survey Group. Salaries, short-term incentives and long-term incentives for 1997 are described below.

    The 1997 compensation information set forth in other sections of this information statement, particularly with respect to the tabular information presented, reflects the considerations set forth in this report. The Base Salary, Short-Term Incentives, and Long-Term Incentives sections that follow address the compensation philosophy for 1997 for all executive officers except for Mr. Roger W. Hale. Mr. Hale's compensation is determined in accordance with the terms of his Employment Agreement (See "Chief Executive Officer Compensation" on page 14 of this information statement for a description of his 1997 compensation).

BASE SALARY

    The base salaries for LG&E executive officers for 1997 were designed to be competitive with the Survey Group at approximately the 50th percentile of the base salary range for executives in similar positions with companies in the Survey Group. Actual base salaries were determined based on individual performance and experience.

SHORT-TERM INCENTIVES

    The short-term incentives for 1997 provided direct financial compensation to executives and rewarded them for meeting performance goals that were established at the beginning of the 1997 performance year. The Short-Term Plan provides for Company Performance Awards and Individual Performance Awards, each of which is expressed as a percentage of base salary and each of which is determined independent of the other. In 1997, payment of Company Performance Awards for executive officers was based 100% on Net Income Available for Common Stock ("NIAC"). Payment of Individual Performance Awards was based 100% on Management Effectiveness, which included a Customer Satisfaction element. The awards varied within the executive officer group based upon the nature of each individual's functional responsibilities, with more senior officers having a greater percentage of their short-term incentives based on Company Performance Awards. This component of the 1997 executive compensation program focused executives on the tasks most immediately at hand and were based upon priorities tailored to the 1997 performance year.

    In 1997, the Company Performance Award targets for executive officers ranged from 18% to 30% of base salary, and the Individual Performance Award targets for executive officers ranged from 12% to 20% of base salary. Both awards were established to be competitive with the 50th percentile of the level of such awards granted to comparable executives employed by companies in the Survey Group. The individual officers were eligible to receive from 0% to 150% of their targeted amounts, dependent upon Company and individual performance during 1997 as measured by NIAC with regard to Company Performance Awards, and were eligible to receive from 0% to 175% of their targeted amounts dependent upon individual performance as measured by Management Effectiveness with regard to Individual Performance Awards. Based upon such performances, payouts of Company Performance Awards for 1997 to the executive officers named in the following tables ranged from 0% to 21%, and to the other executive officers ranged from 7% to 24%, of base salary, respectively. Payouts for the Individual Performance Awards to the named executive officers ranged from 15% to 35%, and to the other executive officers ranged from 15% to 21%, of base salary, respectively. In addition, the Compensation Committee awarded special payments to certain officers, including each of the named executive officers, to adjust for increased expenses in 1997 associated with mark-to-market accounting, the write-off of certain regulatory assets and uncapitalized transaction costs associated with the leasing transaction with Big Rivers Electric Corporation. These payments ranged from 7% to 19% of the named executive officers' respective base salaries.

LONG-TERM INCENTIVES

    The Long-Term Plan is administered by a committee of not less than three non-employee directors of LG&E Energy who are appointed by the Energy Board of Directors. At this time, the Compensation Committee administers the Long-Term Plan. The Long-Term Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock, performance units and performance shares. To date, the Compensation Committee has chosen to award stock options, stock appreciation rights and performance units to executive officers.

    The Compensation Committee determined the competitive long-term grants to be awarded for each executive based on the long-term awards for the 50th percentile of the Survey Group. The aggregate expected value of the stock options and performance units (delivered 50% in the form of performance units and 50% in the form of nonqualified stock options in 1997) was intended to approach the expected value of long-term incentives payable to executives in similar positions with companies in the 50th percentile of the Survey Group, depending upon achievement of targeted Company performance.

    Stock options were granted to executive officers during the first quarter of 1997 at an exercise price equal to the fair market value at the date of the grant and were subject to a one-year vesting requirement. Since options were granted with an exercise price equal to the market value of the Common Stock at the time of grant, they provide no value unless LG&E Energy's stock price increases after the grants are awarded. Once the options vest, they are exercisable over a nine-year term. These awards are thus tied to stock price appreciation in excess of the stock's value at time of grant, rewarding executives as if they shared in the ownership of LG&E Energy. The number of shares subject to options was determined by taking the expected value to be provided in options, as determined above, and dividing that amount by the estimated current value of an option using a variation of the Black-Scholes Option Pricing methodology provided by the outside compensation consultant. Prior awards were not considered when making new grants.

    The number of performance units granted was determined by taking the amount of the executive's long-term award to be delivered in performance units (adjusted on a present value basis), as determined above, and dividing that amount by the fair market value of LG&E Energy Common Stock on the date of the grant. The value of the performance units is substantially dependent upon the changing value of LG&E Energy's Common Stock in the marketplace. Each executive officer is entitled to receive from 0% to 150% of the performance units contingently awarded to the executive based on LG&E Energy's total shareholder return over a three-year period (defined as share price increase plus dividends paid, divided by share price at beginning of the period) measured against the total shareholder return for such period ("TSR") by a peer group selected by the Committee. The peer group for measuring LG&E Energy's TSR performance (the "Long-Term Plan Peer Group") consists of approximately 90 utility holding companies and gas and electric utilities(1). Performance units granted prior to 1996 included return on invested capital ("ROIC") over a three-year period measured against a pre-established, internally set goal as a performance measure in addition to TSR.

    Payouts of long-term incentive awards in February 1998 were based on LG&E Energy's performance during the 1995-1997 period. During such period, LG&E Energy's performance was at the 36th percentile of its comparison group with respect to TSR, and at 64% of targeted ROIC performance (as adjusted for certain items deemed appropriate by the Compensation Committee), resulting in payouts

------------------------

(1) While similar, the utilities and holding companies that are in the Long-Term Plan Peer Group are not necessarily the same as those in the Standard & Poor's Utility Index used in the Company Performance Graph on page 16 of the information statement or the Survey Group. Nevertheless, in the judgment of the Compensation Committee, the companies in the Long-Term Plan Peer Group continue to represent the appropriate peer group for performance unit compensation purposes.

of 57% of the contingent awards. The performance units are payable 50% in LG&E Energy Common Stock and 50% in cash.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The compensation of the Chief Executive Officer of LG&E and LG&E Energy, Mr. Roger W. Hale, is governed by the terms of an employment agreement. Mr. Hale originally entered into an employment agreement with LG&E in April 1989. That agreement was developed to induce him to move to LG&E from another company, and was updated by Board actions in 1990, 1993 and 1997 to recognize his fundamental role in establishing LG&E Energy as a national and international diversified energy services provider. The term of Mr. Hale's 1997 employment agreement (the "1997 Agreement") expires by its terms on December 31, 2001. (In connection with the prospective Merger, a supplemental agreement for employment has also been entered into by Mr. Hale and LG&E Energy. See "Employment Contracts and Termination of Employment Arrangements and Change in Control Provisions" on page 21 of this information statement.)

    The 1997 Agreement dictates the level of Mr. Hale's minimum 1997 compensation, but the Compensation Committee retains discretion to increase such compensation. For 1997, the Compensation Committee compared Mr. Hale's compensation to that of chief executive officers of companies contained in the Survey Group as well as electric and gas utilities and utility holding companies with comparable revenues, market capitalization and asset size. In setting long-term awards, LG&E Energy also considered survey data from various compensation consulting firms. Mr. Hale also receives LG&E Energy contributions to thrift and savings plans, similar to those of other officers and employees. Details of Mr. Hale's 1997 compensation are set forth below.

    BASE SALARY. Mr. Hale was paid a base salary of $580,000 during 1997. The 1997 Agreement provides that his salary shall not be less than $580,000 and is to be reviewed as of each January 1 by the Compensation Committee. The Compensation Committee, in determining the annual salary increase for 1997, focused on Mr. Hale's individual performance (including his management effectiveness, as described below), the growth of LG&E Energy and the compensation provided to other LG&E Energy and LG&E officers. The 1997 increase was 13.7%.

    SHORT-TERM INCENTIVES. Mr. Hale's target short-term incentive award was 60% of his 1997 base salary. Like all other executive officers receiving short-term incentive awards, Mr. Hale was eligible to receive more or less than the targeted amount, based on LG&E Energy's performance and individual performance. His 1997 short-term incentive payouts were based 70% on Company Performance Goals and 30% on Individual Performance Goals.

    In 1997, no Company Performance Award payout was made to Mr. Hale. Mr. Hale's Individual Performance Award payout was 32% of his 1997 base salary. The Compensation Committee considered Mr. Hale's effectiveness in several areas in determining the final Individual Performance Award. These included the financial performance of LG&E Energy, LG&E and other LG&E Energy subsidiaries, company growth, customer satisfaction ratings and other measures, such as LG&E Energy's announcement and progress, respectively, during 1997, on the major strategic initiatives of the Merger and the leasing transaction with Big Rivers. Additionally, the Compensation Committee awarded Mr. Hale a payment of 22% of his base salary as a reward for his leadership role and contributions to the Company's strategic performance during 1997 (adjusted for those factors previously described in connection with the additional short-term incentives paid to the Company's executive officers. See "Short-Term Incentives" on page 12 of this information statement).

    LONG-TERM INCENTIVE GRANT. In 1997, Mr. Hale received 67,728 options, and 23,145 performance units for the 1997-1999 performance period. These amounts were determined in accordance with the terms of his 1997 Agreement and provide expected value representing approximately 110% of his base salary. The terms of the options and performance units (including the manner in which performance units are earned) for Mr. Hale are the same as for other executive officers, as described under the heading "Long-Term Incentives."

    LONG-TERM INCENTIVE PAYOUT. In the 1995-1997 period, LG&E Energy's performance was at the 36th percentile of its comparison group in TSR, and at 64% of targeted ROIC performance (as adjusted for certain items deemed appropriate by the Compensation Committee). That resulted in a payout equal to 57% of the approved target. In addition, the market value per share of LG&E Energy Common Stock increased from $19.30 at grant to $24.81 during the performance period. This further increased the value of the payout of the performance units originally awarded to Mr. Hale in 1994.

    In connection with the Merger and in recognition of Mr. Hale's continued importance to the future performance of LG&E and LG&E Energy, the Compensation Committee in mid-1997 negotiated with Mr. Hale to retain his services following consummation of the Merger. Consequently, Mr. Hale entered into a conditional employment agreement with LG&E Energy, effective upon consummation of such Merger. The term of this new agreement (the "Prospective Agreement") will extend through the fifth anniversary of the closing of the Merger. The Prospective Agreement had no effect on Mr. Hale's 1997 compensation as discussed in this report. See "Employment Contracts and Termination of Employment Arrangements and Change in Control Provisions" on page 21 of this information statement.

TAX MATTERS

    Section 162(m) of the Code was enacted in 1993 and generally prohibits the company from deducting executive compensation in excess of $1,000,000. Qualifying "performance based compensation" is not subject to this deduction limitation if certain requirements are satisfied. It is the Compensation Committee's general intent to preserve the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. To ensure that certain compensation payable under the Long-Term Plan and Short-Term Plan remain deductible, the Compensation Committee and the Board of Directors recommended, and the shareholders approved, modification of the Long-Term Plan and adopted a new Short-Term Plan in 1996. Although not all of the compensation paid to executive officers under these two plans constitutes "performance based compensation," all compensation paid to executive officers in 1997 was deductible.

CONCLUSION

    The Compensation Committee believes that the company's executive compensation system served the interests of the company and its shareholders effectively during 1997. The Compensation Committee takes very seriously its responsibilities with respect to the company's executive compensation system, and it will continue to monitor and revise the compensation policies as necessary to ensure that the company's compensation system continues to meet the needs of the company and its shareholders.

MEMBERS OF THE COMPENSATION COMMITTEE

J. David Grissom, Chairman
S. Gordon Dabney
Gene P. Gardner
Jeffery T. Grade
Anne H. McNamara
T. Ballard Morton, Jr.

                              COMPANY PERFORMANCE

    All of the outstanding Common Stock of LG&E is owned by LG&E Energy, and accordingly, there are no trading prices for LG&E's Common Stock. The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) to shareholders of LG&E Energy Common Stock from December 31, 1992, through December 31, 1997, with the Standard & Poor's 500 Composite Index and the Standard & Poor's Utility Index. The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of LG&E Energy Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       COMPARISON OF FIVE YEAR CUMULATIVE
TOTAL SHAREHOLDER RETURN (1)
                                                        LG&E Energy    S&P Utilities     S&P 500
12/31/92                                                       $100             $100        $100
1993                                                            122              114         110
1994                                                            117              105         112
1995                                                            142              150         153
1996                                                            173              154         189
1997                                                            184              192         252

------------------------

(1) Total Shareholder Return assumes $100 invested on December 31, 1992, with quarterly reinvestment of dividends.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table shows the cash compensation paid or to be paid by LG&E, LG&E Energy or any of its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four highest compensated executive officers who were serving as such at December 31, 1997, of LG&E in all capacities in which they served (including service for LG&E Energy) during 1995, 1996 and 1997:

                           SUMMARY COMPENSATION TABLE


                                                                                                     LONG-TERM
                                                                                                    COMPENSATION
                                                                                                --------------------
                                                                  ANNUAL COMPENSATION             AWARDS
                                                          -----------------------------------   ----------
                                                                                      OTHER     SECURITIES  PAYOUTS
                                                                                     ANNUAL     UNDERLYING  --------   ALL OTHER
                                                                                     COMPEN-     OPTIONS/     LTIP      COMPEN-
                     NAME AND                                SALARY        BONUS     SATION        SARS     PAYOUTS     SATION
                PRINCIPAL POSITION                  YEAR      ($)           ($)        ($)        (#)(2)      ($)         ($)
--------------------------------------------------  ----  ------------    --------  ---------   ----------  --------  -----------
Roger W. Hale                                       1997  $    580,000    $311,808  $18,212       67,728    $313,037  $ 26,675(1)
  Chairman of the Board                             1996       510,000     416,068   11,010       55,000     641,092    26,909
  and CEO                                           1995       436,500     303,859   14,716       13,292     559,686    13,901
Victor A. Staffieri                                 1997       270,000     159,064    8,063       27,946      57,416    10,635(1)
  Chief Financial Officer                           1996       245,000     175,310    7,431       26,022     124,950     9,336
  Former Position: (President -- Louisville         1995       230,764     134,695    6,215        6,394      49,137     7,149
  Gas and Electric Company)
Stephen R. Wood                                     1997       245,000     138,039    6,849       15,605      32,306     8,721(1)
  President -- Distribution Services                1996       226,000     106,256    7,082       14,772      67,130     7,877
  Division of LG&E Energy and                       1995       212,000     106,884    9,084        2,284      49,137     7,484
  President -- Louisville Gas and
  Electric Company (Former position:
  Executive Vice President and
  Chief Administrative Officer
  of LG&E Energy)
John R. McCall                                      1997       245,000     114,764    6,922       15,605      32,306    11,414(1)
  Executive Vice President,                         1996       231,000     112,303    7,230       15,098      35,868    11,029
  General Counsel and                               1995       220,000     106,848    5,791        4,568           0     8,696
  Corporate Secretary
Charles A. Markel, III                              1997       185,000      45,399      759        8,838      23,051     6,713(1)
  Treasurer                                         1996       178,500      54,375      713        8,750      47,800     5,645
                                                    1995       178,500      59,850    3,361        3,624      42,926     5,511


------------------------

(1) Includes employer contributions to 401(k) plan, nonqualified thrift plan and employer paid life insurance premiums in 1997 as follows: Mr. Hale $3,135, $8,349 and $15,191, respectively; Mr. Staffieri $3,135, $5,682 and $1,818, respectively; Mr. Wood $2,989, $4,446 and $1,286 respectively; Mr. McCall $3,135, $3,939 and $4,340, respectively; and Mr. Markel $2,957, $2,830 and
    $926 respectively.

(2) As adjusted for the 2 for 1 stock split effective in April 1996.

                            OPTION/SAR GRANTS TABLE
                     OPTION/SAR GRANTS IN 1997 FISCAL YEAR

    The following table contains information at December 31, 1997, with respect to grants of stock options and stock appreciation rights (SARs) to the named executive officers:

                                               INDIVIDUAL GRANTS                                          POTENTIAL
                                          ---------------------------                                REALIZABLE VALUE AT
                                           NUMBER OF      PERCENT OF                                    ASSUMED ANNUAL
                                           SECURITIES       TOTAL       EXERCISE                        RATES OF STOCK
                                           UNDERLYING    OPTIONS/SARS   OR BASE                       PRICE APPRECIATION
                                          OPTIONS/SARS    GRANTED TO     PRICE                         FOR OPTION TERM
                                            GRANTED      EMPLOYEES IN     ($/      EXPIRATION   ------------------------------
                  NAME                      (#) (1)      FISCAL YEAR     SHARE)       DATE      0%($)      5%($)      10%($)
----------------------------------------  ------------   ------------   --------   ----------   ------   ---------   ---------
Roger W. Hale                               67,728             19.5%     $   24.18 02/6/2007       0     $1,029,917  $2,610,013
Victor A. Staffieri                         27,946              8.1          24.18 02/6/2007       0       424,966   1,076,946
Stephen R. Wood                             15,605              4.5          24.18 02/6/2007       0       237,300     601,365
John R. McCall                              15,605              4.5          24.18 02/6/2007       0       237,300     601,365
Charles A. Markel, III                       8,838              2.5          24.18 02/6/2007       0       134,397     340,587

------------------------

(1) Options are awarded at fair market value at time of grant; unless otherwise indicated, options vest in one year and are exercisable over a ten-year term.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
              AGGREGATED OPTION/SAR EXERCISES IN 1997 FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

    The following table sets forth information with respect to the named executive officers concerning the exercise of options and/or SARs during 1997 and the value of unexercised options and SARs held by them as of December 31, 1997:

                                                                                                 NUMBER OF
                                                                                                SECURITIES         VALUE OF
                                                                                                UNDERLYING       UNEXERCISED
                                                                          SHARES                UNEXERCISED      IN-THE-MONEY
                                                                         ACQUIRED              OPTIONS/SARS    OPTIONS/SARS AT
                                                                            ON       VALUE     AT FY-END (#)    FY-END ($)(1)
                                                                         EXERCISE   REALIZED   EXERCISABLE/      EXERCISABLE/
                                 NAME                                      (#)        ($)      UNEXERCISABLE    UNEXERCISABLE
-----------------------------------------------------------------------  --------   --------   -------------   ----------------
Roger W. Hale                                                              0             N/A   98,214/67,728   $485,927/$42,838
Victor A. Staffieri                                                        0             N/A   62,590/47,946   310,048/140,126
Stephen R. Wood                                                            0             N/A   37,802/15,605    231,801/9,870
John R. McCall                                                             0             N/A   22,046/15,605     93,606/9,870
Charles A. Markel, III                                                     0             N/A   28,954/8,838     194,884/5,590

------------------------

(1) Dollar amounts reflect market value of LG&E Energy Common Stock at year-end, minus the exercise price.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE
              LONG-TERM INCENTIVE PLAN AWARDS IN 1997 FISCAL YEAR

    The following table provides information concerning awards made in 1997 to the named executive officers under the Long-Term Plan.

                                                               NUMBER     PERFORMANCE
                                                                 OF            OR           ESTIMATED FUTURE PAYOUTS UNDER
                                                               SHARES,    OTHER PERIOD        NON-STOCK PRICE BASED PLANS
                                                              UNITS OR       UNTIL              (NUMBER OF SHARES) (1)
                                                                OTHER      MATURATION    -------------------------------------
                            NAME                               RIGHTS      OR PAYOUT     THRESHOLD(#)   TARGET(#)   MAXIMUM(#)
------------------------------------------------------------  ---------   ------------   ------------   ---------   ----------
Roger W. Hale                                                  23,145       12/31/99        9,258        23,145       34,718
Victor A. Staffieri                                             4,775       12/31/99        1,910         4,775        7,163
Stephen R. Wood                                                 2,666       12/31/99        1,066         2,666        3,999
John R. McCall                                                  2,666       12/31/99        1,066         2,666        3,999
Charles A. Markel, III                                          1,510       12/31/99          604         1,510        2,265

------------------------

(1) The table indicates the number of performance units which are paid 50% in stock and 50% in cash at maturation.

    Each performance unit awarded represents the right to receive an amount payable 50% in LG&E Energy Common Stock and 50% in cash on the date of payout, the latter portion being payable in cash in order to facilitate the payment of taxes by the recipient. For awards made in 1997, the amount of the payout is determined by the then-fair market value of LG&E Energy Common Stock. The Long-Term Plan rewards executives on a three-year rolling basis dependent upon the total shareholder return for LG&E Energy shareholders. The target for award eligibility requires that LG&E Energy shareholders earn a total return at a preset level in comparison to that of the utility holding companies and gas and electric utilities in the Long-Term Plan Peer Group. The Committee sets a contingent award for each management level selected to participate in the Plan and such amount is the basis upon which incentive compensation is determined. Depending on the level of achievement, the participant can receive from zero to 150% of the contingent award amount. Payments made under the Long-Term Plan in 1997 are reported in the summary compensation table for the year of payout.

PENSION PLANS

    The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under LG&E's qualified defined benefit pension plans, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations for qualified plan benefits, based on the remuneration that is covered under the plan and years of service with LG&E, LG&E Energy and its subsidiaries:

                            1997 PENSION PLAN TABLE

                                    YEARS OF SERVICE
                 -------------------------------------------------------
REMUNERATION         15             20             25         30 OR MORE
------------     ----------     ----------     ----------     ----------
  $100,000       $   48,088     $   48,088     $   48,088     $  55,884
  $150,000       $   80,088     $   80,088     $   80,088     $  85,584
  $200,000       $  112,088     $  112,088     $  112,088     $ 112,088
  $250,000       $  144,088     $  144,088     $  144,088     $ 144,088
  $300,000       $  176,088     $  176,088     $  176,088     $ 176,088
  $350,000       $  208,088     $  208,088     $  208,088     $ 208,088
  $400,000       $  240,088     $  240,088     $  240,088     $ 240,088
  $450,000       $  272,088     $  272,088     $  272,088     $ 272,088
  $500,000       $  304,088     $  304,088     $  304,088     $ 304,088
  $550,000       $  336,088     $  336,088     $  336,088     $ 336,088
  $600,000       $  368,088     $  368,088     $  368,088     $ 368,088
  $650,000       $  400,088     $  400,088     $  400,088     $ 400,088
  $700,000       $  432,088     $  432,088     $  432,088     $ 432,088
  $750,000       $  464,088     $  464,088     $  464,088     $ 464,088
  $800,000       $  496,088     $  496,088     $  496,088     $ 496,088
  $850,000       $  528,088     $  528,088     $  528,088     $ 528,088
  $900,000       $  560,088     $  560,088     $  560,088     $ 560,088
  $950,000       $  592,088     $  592,088     $  592,088     $ 592,088
 $1,000,000      $  624,088     $  624,088     $  624,088     $ 624,088
 $1,050,000      $  656,088     $  656,088     $  656,088     $ 656,088

    A participant's remuneration covered by the Retirement Income Plan (the "Retirement Income Plan") is his or her average base salary and short-term incentive payment (as reported in the Summary Compensation Table) for the five calendar plan years during the last ten years of the participant's career for which such average is the highest. The estimated years of service for each named executive is as follows: 31 years for Mr. Hale; 8 years for Mr. Wood; 3 years for Mr. McCall; 13 years for Mr. Markel; and 5 years for Mr. Staffieri. Benefits shown are computed as a straight life single annuity beginning at age 65.

    Current Federal law prohibits paying benefits under the Retirement Income Plan in excess of $120,000 per year. Officers of LG&E and LG&E Energy with at least one year of service with either company are eligible to participate in LG&E's Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan"), which is an unfunded supplemental plan that is not subject to the $120,000 limit. Presently, participants in the Supplemental Executive Retirement Plan consist of all of the eligible officers of LG&E and LG&E Energy. This plan provides generally for retirement benefits equal to 64% of average current earnings during the final 36 months prior to retirement, reduced by Social Security benefits, by amounts received under the Retirement Income Plan and by benefits from other employers. As part of its employment agreement with Mr. Hale, LG&E established a separate Supplemental Executive Retirement Plan. The special plan generally provides for a retirement benefit for Mr. Hale of 2% for each of his first 20 years of service with LG&E, LG&E Energy or with certain prior employers, 1.5% for each of the next 10 years of service and 1% for each remaining year of service completed prior to age 65, all multiplied by Mr. Hale's final 60 months average compensation, less benefits payable from the Retirement Income Plan, benefits payable from any other qualified or non-qualified plan sponsored by LG&E, LG&E Energy or certain prior employers, and primary Social Security benefits. Under Mr. Hale's employment agreement (see below), he may elect to commence payment of his retirement benefits at age 50. If he retires prior to age 65, Mr. Hale's benefits will be reduced by factors set forth in the employment agreement.

    The estimated annual benefits to be received under the Retirement Income Plan and the Supplemental Executive Retirement Plans upon normal retirement at age 65 and after deduction of Social Security benefits will be $586,896 for Mr. Hale; $240,996 for Mr. Wood; $210,804 for Mr. McCall; $136,464 for Mr. Markel; and $276,144 for Mr. Staffieri.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
  ARRANGEMENTS AND CHANGE IN CONTROL PROVISIONS

    Effective January 1, 1997, Mr. Hale entered into a new employment agreement with LG&E Energy for services to be provided to LG&E and LG&E Energy. The new agreement extends through December 31, 2001. Under the new agreement, Mr. Hale is entitled to an annual base salary of not less than $580,000, subject to annual review by the Compensation Committee, and to participate in the Short-Term Plan and the Long-Term Plan. Mr. Hale's arrangement with LG&E Energy provides for a short-term incentive target award of not less than 60% of base salary and long-term incentive grants with a present value of not less than 110% of base salary to be delivered two-thirds in the form of performance units/shares and one-third in the form of non-qualified stock options. In addition, the 1997 Agreement provides that an insurance policy in the amount of not less than $2 million shall be provided to Mr. Hale at the Company's expense. LG&E Energy's Board of Directors may terminate the agreement at any time and, if it does so for reasons other than cause, LG&E Energy must pay Mr. Hale's base salary plus his target short-term incentive award for the remaining term of his employment contract, but not less than two years.

    In connection with the Merger, on May 20, 1997, Mr. Hale entered into an employment agreement to become effective upon the consummation of the Merger. Under this Prospective Agreement, which will have an initial term of five years commencing on the effective date of the Merger, Mr. Hale is entitled to an annual base salary of not less than $675,000, subject to annual review by the Compensation Committee. The Prospective Agreement also contains short-term and long-term incentive, life insurance and termination provisions similar to the 1997 Agreement.


    In connection with the pending Merger, officers of LG&E Energy and LG&E have entered into revised change in control agreements with the effect that the Merger shall not constitute a change in control for such officers. Such amendments, which are effective upon completion of the Merger, provide for the benefits described below. In the event of a change in control, all such officers of LG&E and LG&E Energy shall be entitled to the following payments if, within twenty-four months after such change in control, they are terminated for reasons other than cause or disability, or their employment responsibilities are altered: (i) all accrued compensation; (ii) a severance amount equal to 2.99 times the sum of (a) his or her annual base salary and (b) his or her bonus or "target" award paid or payable pursuant to the Short-Term Plan. Payments may be made to executives which would equal or exceed an amount which would constitute a nondeductible payment pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or be subject to an excise tax imposed by Section 4999 of the Code and, in the latter case, LG&E and LG&E Energy will "gross up" the applicable severance payments to the executive to cover any excise taxes that may be due. The executive is entitled to receive such amounts in a lump-sum payment within thirty days of termination. A change in control encompasses certain mergers and acquisitions, changes in Board membership and acquisitions of voting securities of LG&E Energy.


    Also upon a change in control of LG&E Energy, all stock-based awards shall vest 100%, and all performance-based awards, such as performance units and performance shares, shall immediately be paid out in cash, based upon the extent to which the performance goals have been met through the effective date of the change in control or based upon the assumed achievement of such goals, whichever amount is higher and prorated for the executive's deemed period of service during the relevant performance period. Additionally, executives shall receive payments in respect of accrued but unused vacation days and for placement assistance.

                             SHAREHOLDER PROPOSALS
                            FOR 1999 ANNUAL MEETING

    Any shareholder may submit a proposal for consideration at the 1999 Annual Meeting. Any shareholder desiring to submit a proposal for inclusion in a proxy statement for consideration at the 1999 Annual Meeting should forward the proposal so that it will be received at LG&E's principal executive offices no later than November 27, 1998. Proposals received by that date that are proper for consideration at the Annual Meeting and otherwise conforming to the rules of the Securities and Exchange Commission will be included in a 1999 proxy statement.

                                 OTHER MATTERS

    At the Annual Meeting, it is intended that the first three items set forth in the accompanying notice and described in this information statement will be presented. The Board of Directors knows of no other matters which may be presented at the meeting.

    LG&E will bear the costs of printing and preparing this information statement. LG&E will provide copies of this information statement and the Annual Report to brokers, dealers, banks and voting trustees, and their nominees, for mailing to beneficial owners, and upon request therefor, will reimburse such record holders for their reasonable expenses in forwarding such materials.

    ANY SHAREHOLDER MAY OBTAIN WITHOUT CHARGE A COPY OF LG&E'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR 1997, BY SUBMITTING A REQUEST IN WRITING TO: JOHN R. MCCALL, SECRETARY, LOUISVILLE GAS AND ELECTRIC COMPANY, P.O. BOX 32010, 220 WEST MAIN STREET, LOUISVILLE, KENTUCKY 40232.

                        LOUISVILLE GAS AND ELECTRIC COMPANY

                         APPENDIX TO INFORMATION STATEMENT

                                   March 27, 1998

FINANCIAL CONTENTS

Statements of Income                                                      1
Statements of Retained Earnings                                           1
Statements of Cash Flows                                                  2
Balance Sheets                                                            3
Statements of Capitalization                                              4
Notes to Financial Statements                                             5
Report of Management                                                     23
Report of Independent Public Accountants                                 24
Management's Discussion and Analysis of Results of
  Operations and Financial Condition                                     25

                               SELECTED FINANCIAL DATA
                                   (Thousands of $)


                                                                      Years Ended December 31
                                             ----------------------------------------------------------------------
                                                 1997           1996           1995           1994           1993
                                                 ----           ----           ----           ----           ----
Operating Revenues . . . . . . . . . . .     $  845,543     $  821,115     $  723,463     $  759,075     $  775,125
                                             ----------------------------------------------------------------------

Net Operating Income:
 Before Unusual Items. . . . . . . . . .        148,186        147,263        138,203        134,393        136,118
 Trimble County Settlement . . . . . . .              -              -        (16,877)             -              -
 Non-Recurring Charges . . . . . . . . .              -              -              -        (23,353)             -
                                             ----------------------------------------------------------------------
    Total Net Operating Income . . . . .        148,186        147,263        121,326        111,040        136,118
                                             ----------------------------------------------------------------------
Net Income:
 Before Unusual Items. . . . . . . . . .        113,273        107,941        100,061         94,423         90,535
 Trimble County Settlement . . . . . . .              -              -        (16,877)             -              -
 Non-Recurring Charges . . . . . . . . .              -              -              -        (32,734)             -
 Cumulative Effect of
    Accounting Change. . . . . . . . . .              -              -              -         (3,369)             -
                                             ----------------------------------------------------------------------
    Total Net Income . . . . . . . . . .        113,273        107,941         83,184         58,320         90,535
                                             ----------------------------------------------------------------------
Net Income Available for
 Common Stock. . . . . . . . . . . . . .        108,688        103,373         76,873         52,492         84,554
                                             ----------------------------------------------------------------------

Total Assets . . . . . . . . . . . . . .      2,055,641      2,006,712      1,979,490      1,966,590      1,974,584
Long-Term Obligations (including
 amounts due within one year). . . . . .        646,800        646,800        662,800        662,800        662,800

Management's Discussion and Analysis of Results of Operations and Financial Condition and the Notes to Financial Statements should be read in conjunction with the above information.

                        LOUISVILLE GAS AND ELECTRIC COMPANY
                                STATEMENTS OF INCOME
                                  (Thousands of $)


                                                                      Years Ended December 31
                                                            ----------------------------------------
                                                                 1997           1996           1995
                                                                 ----           ----           ----
Operating Revenues
 Electric. . . . . . . . . . . . . . . . . . . . . . . .    $  614,532     $  606,696     $  570,637
 Gas . . . . . . . . . . . . . . . . . . . . . . . . . .       231,011        214,419        181,126
 Refund - Trimble County settlement (Note 13). . . . . .             -              -        (28,300)
                                                            ----------------------------------------

    Total operating revenues (Note 1). . . . . . . . . .       845,543        821,115        723,463
                                                            ----------------------------------------

Operating Expenses
 Fuel for electric generation. . . . . . . . . . . . . .       149,463        149,697        138,002
 Power purchased . . . . . . . . . . . . . . . . . . . .        17,229         16,626         16,830
 Gas supply expenses . . . . . . . . . . . . . . . . . .       158,929        140,482        110,738
 Other operation expenses. . . . . . . . . . . . . . . .       150,750        143,338        134,655
 Maintenance . . . . . . . . . . . . . . . . . . . . . .        47,586         54,790         52,101
 Depreciation and amortization . . . . . . . . . . . . .        93,020         89,002         85,759
 Federal and State income taxes (Note 8) . . . . . . . .        64,081         63,259         47,524
 Property and other taxes. . . . . . . . . . . . . . . .        16,299         16,658         16,528
                                                            ----------------------------------------
    Total operating expenses . . . . . . . . . . . . . .       697,357        673,852        602,137
                                                            ----------------------------------------

Net Operating Income . . . . . . . . . . . . . . . . . .       148,186        147,263        121,326

Other Income and (Deductions) (Note 9) . . . . . . . . .         4,277            920          3,776
Interest Charges . . . . . . . . . . . . . . . . . . . .        39,190         40,242         41,918
                                                            ----------------------------------------

Net Income . . . . . . . . . . . . . . . . . . . . . . .       113,273        107,941         83,184
Preferred Stock Dividends. . . . . . . . . . . . . . . .         4,585          4,568          6,311
                                                            ----------------------------------------

Net Income Available for Common Stock. . . . . . . . . .    $  108,688     $  103,373      $  76,873
                                                            ----------------------------------------
                                                            ----------------------------------------

                               STATEMENTS OF RETAINED EARNINGS
                                     (Thousands of $)
                                                                       Years Ended December 31
                                                            ----------------------------------------
                                                                1997           1996         1995
                                                               ------         ------       ------
Balance January 1. . . . . . . . . . . . . . . . . . . .    $  209,222     $  181,049     $  193,895
Add net income . . . . . . . . . . . . . . . . . . . . .       113,273        107,941         83,184
                                                            ----------------------------------------
                                                               322,495        288,990        277,079
                                                            ----------------------------------------

Deduct: Cash dividends declared on stock:
          5% cumulative preferred. . . . . . . . . . . .         1,075          1,075          1,075
          7.45% cumulative preferred . . . . . . . . . .             -              -          1,527
          Auction rate cumulative preferred. . . . . . .         2,041          2,024          2,240
          $5.875 cumulative preferred. . . . . . . . . .         1,469          1,469          1,469
          Common . . . . . . . . . . . . . . . . . . . .        59,000         75,200         89,000
        Preferred stock redemption expense . . . . . . .             -              -            719
                                                            ----------------------------------------
         . . . . . . . . . . . . . . . . . . . . . . . .        63,585         79,768         96,030
                                                            ----------------------------------------

Balance December 31. . . . . . . . . . . . . . . . . . .    $  258,910     $  209,222     $  181,049
                                                            ----------------------------------------
                                                            ----------------------------------------


   The accompanying notes are an integral part of these financial statements.

                        LOUISVILLE GAS AND ELECTRIC COMPANY
                              STATEMENTS OF CASH FLOWS
                                  (Thousands of $)


                                                                     Years Ended December 31
                                                            ----------------------------------------
                                                                 1997           1996           1995
                                                                 ----           ----           ----
Cash Flows from Operating Activities
 Net Income. . . . . . . . . . . . . . . . . . . . . . .    $  113,273     $  107,941      $  83,184
 Items not requiring cash currently:
    Depreciation and amortization. . . . . . . . . . . .        93,020         89,002         85,759
    Deferred income taxes-net. . . . . . . . . . . . . .        (3,495)        26,055          7,049
    Investment tax credit-net. . . . . . . . . . . . . .        (4,240)        (3,997)        (4,742)
    Other. . . . . . . . . . . . . . . . . . . . . . . .         4,640          3,911          3,958
 Changes in certain net current assets:
    Accounts receivable. . . . . . . . . . . . . . . . .        (9,728)        (9,555)       (19,531)
    Materials and supplies . . . . . . . . . . . . . . .        (8,492)        (1,418)         1,428
    Trimble County settlement. . . . . . . . . . . . . .        (4,263)       (10,789)        28,300
    Accounts payable . . . . . . . . . . . . . . . . . .         1,416          3,772         22,936
    Accrued taxes. . . . . . . . . . . . . . . . . . . .         6,741          4,168           (433)
    Accrued interest . . . . . . . . . . . . . . . . . .        (1,978)        (1,070)        (2,330)
    Prepayments and other. . . . . . . . . . . . . . . .         1,333            685            (61)
 Other . . . . . . . . . . . . . . . . . . . . . . . . .        (3,188)       (23,153)        (6,917)
                                                            ----------------------------------------
    Net cash flows from operating activities . . . . . .       185,039        185,552        198,600
                                                            ----------------------------------------

Cash Flows from Investing Activities
 Purchases of securities . . . . . . . . . . . . . . . .       (18,529)       (11,039)      (119,151)
 Proceeds from sales of securities . . . . . . . . . . .         2,544         28,605        151,422
 Construction expenditures . . . . . . . . . . . . . . .      (110,893)      (107,879)       (93,423)
                                                            ----------------------------------------
    Net cash flows from investing activities . . . . . .      (126,878)       (90,313)       (61,152)
                                                            ----------------------------------------

Cash Flows from Financing Activities
 Issuance of first mortgage bonds and pollution
   control bonds . . . . . . . . . . . . . . . . . . . .        69,776         49,745         39,914
 Redemption of preferred stock . . . . . . . . . . . . .             -              -        (22,108)
 Retirement of first mortgage bonds and pollution
   control bonds . . . . . . . . . . . . . . . . . . . .       (71,693)       (67,013)       (41,055)
 Payment of dividends. . . . . . . . . . . . . . . . . .       (62,564)       (79,310)       (95,206)
                                                            ----------------------------------------
    Net cash flows from financing activities . . . . . .       (64,481)       (96,578)      (118,455)
                                                            ----------------------------------------

Change in Cash and Temporary Cash Investments. . . . . .        (6,320)        (1,339)        18,993

Cash and Temporary Cash Investments at Beginning
   of Year . . . . . . . . . . . . . . . . . . . . . . .        56,792         58,131         39,138
                                                            ----------------------------------------

Cash and Temporary Cash Investments at End of Year . . .     $  50,472      $  56,792      $  58,131
                                                            ----------------------------------------
                                                            ----------------------------------------


Supplemental Disclosures of Cash Flow Information
 Cash paid during the year for:
    Income taxes . . . . . . . . . . . . . . . . . . . .     $  63,421      $  41,508      $  40,049
    Interest on borrowed money . . . . . . . . . . . . .        39,582         40,334         42,589


   The accompanying notes are an integral part of these financial statements.

                         LOUISVILLE GAS AND ELECTRIC COMPANY
                                   BALANCE SHEETS
                                  (Thousands of $)

                                                  Assets             December 31
                                                             ---------------------------
                                                                 1997           1996
                                                                ------         ------
Utility Plant, at original cost
 Electric. . . . . . . . . . . . . . . . . . . . . . . .     $ 2,242,980    $ 2,192,557
 Gas . . . . . . . . . . . . . . . . . . . . . . . . . .         337,619        320,791
 Common. . . . . . . . . . . . . . . . . . . . . . . . .         137,496        130,678
                                                             ---------------------------
                                                               2,718,095      2,644,026
 Less:  Reserve for depreciation . . . . . . . . . . . .       1,072,842        999,987
                                                             ---------------------------
                                                               1,645,253      1,644,039
 Construction work in progress . . . . . . . . . . . . .          61,139         41,183
                                                             ---------------------------
                                                               1,706,392      1,685,222
                                                             ---------------------------

Other Property and Investments - less reserve. . . . . .           1,365          1,028
                                                             ---------------------------

Current Assets
 Cash and temporary cash investments . . . . . . . . . .          50,472         56,792
 Marketable securities (Note 6). . . . . . . . . . . . .          19,311          3,595
 Accounts receivable-less reserve of $1,295 in 1997
  and $1,470 in 1996 . . . . . . . . . . . . . . . . . .         124,872        115,144
 Materials and supplies-at average cost
    Fuel (predominantly coal). . . . . . . . . . . . . .          17,651         14,576
    Gas stored underground . . . . . . . . . . . . . . .          41,487         35,510
    Other. . . . . . . . . . . . . . . . . . . . . . . .          31,866         32,426
 Prepayments . . . . . . . . . . . . . . . . . . . . . .           2,627          2,480
                                                             ---------------------------
                                                                 288,286        260,523
                                                             ---------------------------

Deferred Debits and Other Assets
 Unamortized debt expense. . . . . . . . . . . . . . . .           6,074          6,933
 Regulatory assets (Note 3). . . . . . . . . . . . . . .          24,899         27,729
 Other . . . . . . . . . . . . . . . . . . . . . . . . .          28,625         25,277
                                                             ---------------------------
                                                                  59,598         59,939
                                                             ---------------------------
                                                             $ 2,055,641    $ 2,006,712
                                                             ---------------------------
                                                             ---------------------------

                                   Capital and Liabilities

Capitalization (see Statements of Capitalization)
 Common equity . . . . . . . . . . . . . . . . . . . . .     $   683,326    $   633,757
 Cumulative preferred stock. . . . . . . . . . . . . . .          95,328         95,328
 Long-term debt. . . . . . . . . . . . . . . . . . . . .         626,800        646,835
                                                             ---------------------------
                                                               1,405,454      1,375,920
                                                             ---------------------------

Current Liabilities
 Long-term debt due within one year. . . . . . . . . . .          20,000              -
 Accounts payable. . . . . . . . . . . . . . . . . . . .          98,894         97,478
 Trimble County settlement (Note 13) . . . . . . . . . .          13,248         17,511
 Dividends declared. . . . . . . . . . . . . . . . . . .          21,152         20,131
 Accrued taxes . . . . . . . . . . . . . . . . . . . . .          18,723         11,982
 Accrued interest. . . . . . . . . . . . . . . . . . . .           8,016          9,994
 Other . . . . . . . . . . . . . . . . . . . . . . . . .          14,608         13,128
                                                             ---------------------------
                                                                 194,641        170,224
                                                             ---------------------------

Deferred Credits and Other Liabilities
 Accumulated deferred income taxes (Notes 1 and 8) . . .         249,851        241,681
 Investment tax credit, in process of amortization . . .          75,800         80,040
 Accumulated provision for pensions and related benefits          40,608         42,554
 Customers' advances for construction. . . . . . . . . .          10,385         10,033
 Regulatory liability (Note 3) . . . . . . . . . . . . .          65,502         77,287
 Other . . . . . . . . . . . . . . . . . . . . . . . . .          13,400          8,973
                                                             ---------------------------
                                                                 455,546        460,568
                                                             ---------------------------
Commitments and Contingencies (Note 12)
                                                             $ 2,055,641    $ 2,006,712
                                                             ---------------------------
                                                             ---------------------------


     The accompanying notes are an integral part of these financial statements.

                         LOUISVILLE GAS AND ELECTRIC COMPANY
                             STATEMENTS OF CAPITALIZATION
                                   (Thousands of $)

                                                                                                            December 31
                                                                                              -------------------------------------
                                                                                                     1997                    1996
                                                                                                     ----                    ----
Common Equity
  Common stock, without par value -
      Authorized 75,000,000 shares, outstanding 21,294,223 shares. . . . .                   $    425,170            $   425,170
  Common stock expense . . . . . . . . . . . . . . . . . . . . . . . . . .                           (836)                  (836)
  Unrealized gain on marketable securities, net of income
      taxes of $16 in 1997 and $136 in 1996 (Note 6) . . . . . . . . . . .                             82                    201
  Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . .                        258,910                209,222
                                                                                             -----------------------------------

                                                                                                  683,326                633,757
                                                                                             -----------------------------------

Cumulative Preferred Stock
     Redeemable on 30 days notice by the Company except $5.875 series

                                                      Shares           Current
                                                    Outstanding    Redemption Price
                                                    -----------    ----------------
  $25 par value, 1,720,000 shares authorized -
      5% series. . . . . . . . . . . . . . . . .        860,287    $    28.00                      21,507                 21,507
  Without par value, 6,750,000 shares authorized -
      Auction Rate . . . . . . . . . . . . . . .        500,000        100.00                      50,000                 50,000
      $5.875 series. . . . . . . . . . . . . . .        250,000     Not redeemable                 25,000                 25,000
  Preferred stock expense. . . . . . . . . . . . . . . . . . . . . . . .                           (1,179)                (1,179)
                                                                                             -----------------------------------
                                                                                                   95,328                 95,328
                                                                                             -----------------------------------

Long-Term Debt (Note 10)
  First mortgage bonds -
      Series due June 1, 1998, 6 3/4%. . . . . . . . . . . . . . . . . .                                -                 20,000
      Series due July 1, 2002, 7 1/2%. . . . . . . . . . . . . . . . . .                           20,000                 20,000
      Series due August 15, 2003, 6% . . . . . . . . . . . . . . . . . .                           42,600                 42,600
      Pollution control series:
          N due February 1, 2019, 7 3/4% . . . . . . . . . . . . . . . .                                -                 35,000
          O due February 1, 2019, 7 3/4% . . . . . . . . . . . . . . . .                                -                 35,000
          P due June 15, 2015, 7.45% . . . . . . . . . . . . . . . . . .                           25,000                 25,000
          Q due November 1, 2020, 7 5/8% . . . . . . . . . . . . . . . .                           83,335                 83,335
          R due November 1, 2020, 6.55%. . . . . . . . . . . . . . . . .                           41,665                 41,665
          S due September 1, 2017, variable. . . . . . . . . . . . . . .                           31,000                 31,000
          T due September 1, 2017, variable. . . . . . . . . . . . . . .                           60,000                 60,000
          U due August 15, 2013, variable. . . . . . . . . . . . . . . .                           35,200                 35,200
          V due August 15, 2019, 5 5/8%. . . . . . . . . . . . . . . . .                          102,000                102,000
          W due October 15, 2020, 5.45%. . . . . . . . . . . . . . . . .                           26,000                 26,000
          X due April 15, 2023, 5.90%. . . . . . . . . . . . . . . . . .                           40,000                 40,000
                                                                                             -----------------------------------
      Total first mortgage bonds . . . . . . . . . . . . . . . . . . . .                          506,800                596,800
  Pollution control bonds (unsecured) -
          Jefferson County Series due September 1, 2026, variable. . . .                           22,500                 22,500
          Trimble County Series due September 1, 2026, variable. . . . .                           27,500                 27,500
          Jefferson County Series due November 1, 2027, variable . . . .                           35,000                      -
          Trimble County Series due November 1, 2027, variable . . . . .                           35,000                      -
                                                                                             -----------------------------------
      Total unsecured pollution control bonds. . . . . . . . . . . . . .                          120,000                 50,000
                                                                                             -----------------------------------
      Total long-term bonds. . . . . . . . . . . . . . . . . . . . . . .                          626,800                646,800
  Unamortized premium on bonds . . . . . . . . . . . . . . . . . . . . .                                -                     35
                                                                                             -----------------------------------
                                                                                                  626,800                646,835
                                                                                             -----------------------------------

Total Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .                     $  1,405,454            $ 1,375,920
                                                                                             -----------------------------------
                                                                                             -----------------------------------

      The accompanying notes are an integral part of these financial statements.

                         LOUISVILLE GAS AND ELECTRIC COMPANY

                            NOTES TO FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Louisville Gas and Electric Company (the Company) is the primary subsidiary of LG&E Energy Corp. The Company is a regulated public utility that is engaged in the generation, transmission, distribution, and sale of electric energy and the storage, distribution, and sale of natural gas in Louisville and adjacent areas in Kentucky. LG&E Energy Corp. is an exempt energy services holding company with wholly-owned subsidiaries consisting of the Company and LG&E Capital Corp. All of the Company's Common Stock is held by LG&E Energy Corp.

UTILITY PLANT. The Company's plant is stated at original cost, which includes payroll-related costs such as taxes, fringe benefits, and administrative and general costs. Construction work in progress has been included in the rate base, and, accordingly, the Company has not recorded any allowance for funds used during construction.

The cost of plant retired or disposed of in the normal course of business is deducted from plant accounts and such cost plus removal expense less salvage value is charged to the reserve for depreciation. When complete operating units are disposed of, appropriate adjustments are made to the reserve for depreciation and gains and losses, if any, are recognized.

DEPRECIATION. Depreciation is provided on the straight-line method over the estimated service lives of depreciable plant. The amounts provided for 1997 were 3.4% (3.2% electric, 3.3% gas, and 6% common); and for 1996 and 1995 were 3.3% (3.2% electric, 3.3% gas, and 6% common) of average depreciable plant.

CASH AND TEMPORARY CASH INVESTMENTS. The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Temporary cash investments are carried at cost, which approximates fair value.

FINANCIAL INSTRUMENTS. The Company uses over-the-counter interest-rate swap agreements to hedge its exposure to fluctuations in the interest rates it pays on variable-rate debt, and it uses exchange-traded U.S. Treasury note and bond futures to hedge its exposure to fluctuations in the value of its investments in the preferred stocks of other companies. Gains and losses on interest-rate swaps used to hedge interest rate risk are reflected in interest charges monthly. Gains and losses on U.S. Treasury note and bond futures used to hedge investments in preferred stocks are initially deferred and classified as unrealized gains or losses on marketable securities in common equity and then charged or credited to other income and deductions when the securities are sold. See Note 4, Financial Instruments.

DEBT EXPENSE. Debt expense is amortized over the lives of the related bond issues, consistent with regulatory practices.

DEFERRED INCOME TAXES. Deferred income taxes have been provided for all material book-tax temporary differences.

INVESTMENT TAX CREDITS. Investment tax credits resulted from provisions of the tax law that permitted a reduction of the Company's tax liability based on credits for certain construction expenditures. Deferred investment tax credits are being amortized to income over the estimated lives of the related property that gave rise to the credits.

REVENUE RECOGNITION. Revenues are recorded based on service rendered to customers through month-end. The Company accrues an estimate for unbilled revenues from each meter reading date to the end of the accounting period. Under an agreement approved by the Public Service Commission of Kentucky (Kentucky Commission or Commission), the Company has implemented a demand side management program and a "decoupling mechanism," which allows the Company to recover a predetermined level of revenue on electric and gas residential sales. See Management's Discussion and Analysis, Rates and Regulation, for further discussion.

FUEL AND GAS COSTS. The cost of fuel for electric generation is charged to expense as used, and the cost of gas supply is charged to expense as delivered to the distribution system.

MANAGEMENT'S USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent items at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 12, Commitments and Contingencies, for a further discussion.

NEW ACCOUNTING PRONOUNCEMENTS. Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES (SFAS No.
125). This new standard is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Adopting SFAS No. 125 had no impact on the Company's financial position or results of operations.

The Company adopted the provisions of Statement of Position 96-1, ENVIRONMENTAL REMEDIATION LIABILITIES, effective January 1, 1997. This statement provides authoritative guidance for recognition, measurement, and disclosure of environmental remediation liabilities in financial statements. Due to the Company's previous recognition of this type of liability, adoption did not have a material impact on the Company's financial position or results of operation. See Note 12, Commitments and Contingencies, for a further discussion of the Company's environmental commitments and contingencies.

In February 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 128, EARNINGS PER SHARE (SFAS No. 128), and No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE (SFAS No. 129), effective for periods ending after December 15, 1997. SFAS No. 128 will not have an effect on the Company because the common stock is held by the parent, LG&E Energy Corp. The Company does not expect any change in reporting by the Company as a result of adopting SFAS No. 129.

In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME, and No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, effective for periods beginning after December 15, 1997. The Company does not expect its comprehensive income to differ materially from its net income or its segment disclosures to change significantly as a result of adopting the provisions of these statements.

NOTE 2 - LG&E - KENTUCKY UTILITIES MERGER

On May 20, 1997, LG&E Energy Corp. (LG&E Energy), the parent company of LG&E, entered into an Agreement and Plan of Merger with KU Energy Corporation (KU).
As a result of the merger, LG&E Energy will become the parent company of KU's principal operating subsidiary, Kentucky Utilities Company (Kentucky Utilities). The operating utility subsidiaries (LG&E and Kentucky Utilities) will maintain their separate corporate identities and will continue to serve customers in Kentucky and Virginia under their present names although certain functions performed by each of the utilities will be combined. LG&E Energy and KU expect more than $760 million in gross non-fuel savings over a ten-year period following the merger. Costs to achieve these synergies are estimated to be $77 million. The preferred stock and debt securities of the operating utility subsidiaries will not be affected by the merger.

On September 12, 1997, the Kentucky Commission approved the merger application substantially as filed. In the application filed with the Commission, the utilities proposed that 50% of the net non-fuel cost savings estimated to be achieved from the merger, less 50% of the costs to achieve such savings (but not in excess of the currently estimated costs to achieve), be applied to reduce customer rates, and the remaining 50% be retained by the companies. The Commission approved and allocated the customer savings 53% to Kentucky Utilities and 47% to LG&E. The order provides for a surcredit on customers' bills for 50% of the projected net non-fuel savings in each of the five years following consummation of the merger. The credit, which will be about 2% of customer bills in the five-year period, will amount to approximately $55 million in net non-fuel savings to LG&E customers. Any fuel cost savings will be passed to Kentucky customers through the companies' fuel adjustment clauses. One-half of the costs to achieve the savings will be charged to expenses as incurred, once the merger is consummated, and the remaining portion (not to exceed one-half of $77 million for Kentucky Utilities and LG&E combined) will be deferred as a regulatory asset and amortized as an offset to customer savings equally over five years. It will be up to Kentucky Utilities and LG&E to actually realize the estimated level of net non-fuel savings.

On October 9, 1997, LG&E Energy and KU filed for approval of the merger with the Federal Energy Regulatory Commission. On October 14, 1997, in separate meetings, stockholders from each of the companies met and the holders of over 75% of the outstanding shares of common stock of LG&E Energy and KU approved the merger. On January 20, 1998, the Virginia State Corporation Commission approved the merger substantially as filed.

The merger remains subject to approval of the Federal Energy Regulatory Commission under the Federal Power Act, the approval of the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935, and the filing of requisite notifications with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of all applicable waiting periods thereunder. It is anticipated that LG&E Energy, as parent of LG&E and Kentucky Utilities, will continue to be an exempt holding company under the Public Utility Holding Company Act of 1935.

NOTE 3 - RATES AND REGULATORY MATTERS

The Company conforms with generally accepted accounting principles as applied to regulated public utilities and as prescribed by the Federal Energy Regulatory Commission (FERC) and the Kentucky Commission. The Company is subject to Statement of Financial Accounting Standards No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION (SFAS No. 71). Under SFAS No. 71, certain costs that would otherwise be charged to expense are deferred as regulatory assets based on expected recovery from customers in future rates. Likewise, certain credits that would otherwise be reflected as income are deferred as regulatory liabilities based on expected flowback to customers in future rates. The Company's current or expected recovery of deferred costs and expected flowback of deferred credits is generally based on specific ratemaking decisions or precedent for each item. The following regulatory assets and liabilities were included in the balance sheets as of December 31 (in thousands of $):

                                                                        1997                1996
Unamortized loss on bonds. . . . . . . . . . . . . . . . . .      $  18,698           $  17,162
Merger costs . . . . . . . . . . . . . . . . . . . . . . . .          2,938                   -
Manufactured gas sites . . . . . . . . . . . . . . . . . . .          3,263               3,244
Unamortized extraordinary retirements. . . . . . . . . . . .              -               4,087
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . .              -               3,236
                                                                  -----------------------------
Total regulatory assets. . . . . . . . . . . . . . . . . . .         24,899              27,729

Deferred income taxes - net. . . . . . . . . . . . . . . . .        (65,502)            (77,287)
                                                                  -----------------------------

Regulatory assets and (liabilities) - net. . . . . . . . . .      $ (40,603)          $ (49,558)
                                                                  -----------------------------
                                                                  -----------------------------

During 1997, the Company wrote off certain previously deferred assets that amounted to approximately $4.2 million. Items written off include expenses associated with the Company's hydro-electric plant, a management audit fee, and the accelerated write-off of losses on early retirement of facilities.

ENVIRONMENTAL COST RECOVERY. In April 1995, in response to an application filed by the Company, the Commission approved, with modifications, an environmental cost recovery surcharge that increased electric revenues by $3.2 million in 1995, an additional $2.4 million in 1996, and an additional $.4 million in 1997.

An appeal of the Commission's April 1995 order by various intervenors in the proceeding (including the Kentucky Attorney General) is currently pending in the Franklin Circuit Court of Kentucky. The Company is contesting the legal challenges to the surcharge, but cannot predict the outcome of the appeal. In a similar proceeding involving appeals from the Commission's order authorizing an environmental cost recovery surcharge for Kentucky Utilities Company by the same intervenors, the Kentucky Court of Appeals, in a decision issued on December 5, 1997, upheld the constitutionality of the surcharge statute. The intervenors have petitioned the Kentucky Supreme Court to review the decision of the Kentucky Court of Appeals. Any refunds that may be ordered as a result of these proceedings are not expected to have a material adverse effect on the Company's financial position or results of operations. See Rates and Regulation under Management's Discussion and Analysis for a further discussion.

PERFORMANCE-BASED RATEMAKING. On September 30, 1997, the Commission issued an order approving the Company's request to implement an experimental performance-based ratemaking mechanism. This mechanism, which only applies to gas procurement activities and gas off-system sales, was approved for a three-year test period effective October 1, 1997. During the experimental period, rate adjustments related to this mechanism will be determined for each 12-month period beginning November 1 and ending October 31. This mechanism is not expected to have a material effect on the Company's financial position or results of operations.

FUTURE RATE REGULATION. In its September 12, 1997 order approving the merger of LG&E Energy and KU, the Kentucky Commission ordered the Company to file by the later of the consummation of the merger or September 14, 1998, detailed plans to address the future rate regulation of the Company. The Commission directed the Company to indicate in its filing whether it desired to remain under traditional rate of return regulation or commence non-traditional regulation. The Company was further ordered to explain the reasons for its election, and in the case of traditional regulation, include an analysis and proposals relative to its earnings at that time. If non-traditional regulation is elected, the Company must explain the reasons for its choice and how its plan will achieve the Commission's goals of providing incentives to utilities and a sharing of the resulting benefits with customers. The Commission stated that it will fully investigate the filing and determine whether changes should be made to the existing regulation of the Company. The Company cannot presently predict the outcome of this matter.

KENTUCKY PSC ADMINISTRATIVE CASE FOR AFFILIATE TRANSACTIONS. The Kentucky Commission has opened Administrative Case No. 369 to lay ground work for Commission policy addressing cost allocations, affiliate transactions, and codes of conduct governing the relationship between utilities and their non-regulated operations and affiliates. The Commission stated in its December 19, 1997 order it intends to address two major areas in the proceedings: the tools and conditions needed to prevent cost shifting and cross-subsidization between regulated and non-regulated operations; and whether a code of conduct should be established to assure that non-regulated segments of the holding company are not engaged in practices which result in unfair competition caused by cost shifting from the non-regulated affiliate to the utility. Management does not expect the ultimate resolution of this matter to have a material adverse effect on the Company's financial position or results of operations.

NOTE 4 - FINANCIAL INSTRUMENTS

The Company uses over-the-counter interest-rate swap agreements to hedge its exposure to fluctuations in the interest rates it pays on variable-rate debt, and it uses exchange-traded U.S. Treasury note and bond futures to hedge its exposure to fluctuations in the value of its investments in the preferred stocks of other companies.

At December 31, 1997, the Company held U.S. Treasury notes and bond futures contracts with notional amounts totaling $2.4 million. These contracts are used to hedge price risk associated with certain marketable securities and mature in March 1998.

As of December 31, 1997, the Company had in effect one interest rate swap agreement to hedge its exposure to tax exempt rates related to Pollution Control Bonds, Variable Rate Series. The swap has a notional amount of $15 million and it matures in September 1999. The Company paid a fixed rate on the swap of 4.74% in 1997, 1996, and 1995 and received a variable rate based on the JJ Kenny Index of 3.66% in 1997, 3.46% in 1996, and 3.87% in 1995. In addition, the
Company had entered into three other tax exempt interest rate swaps that became effective in February 1998. The notional amount of each of these is $17 million, and they mature in February 2001, 2003, and 2005. The swap agreements call for the Company to pay fixed rates averaging 4.184%, and to receive a variable rate based on the PSA Municipal Bond Index.

The cost and estimated fair values of the Company's financial instruments as of December 31, 1997 and 1996 follow (in thousands of $):

                                                                         1997                             1996
                                                              -------------------------      --------------------------
                                                                                  Fair                            Fair
                                                                  Cost           Value            Cost           Value
                                                                  ----           -----            ----           -----
Marketable securities. . . . . . . . . . . . . . . . .       $  19,213       $  19,311       $   3,258        $  3,595
Long-term investments -
  Not practicable to estimate fair value . . . . . . .             747             747             744             744
Preferred stock subject to mandatory redemption. . . .          25,000          26,250          25,000          24,938
Long-term debt . . . . . . . . . . . . . . . . . . . .         626,800         649,491         646,800         662,721
U.S. Treasury note and bond futures. . . . . . . . . .               -             (37)              -               6
Interest-rate swaps. . . . . . . . . . . . . . . . . .               -            (248)              -            (319)

All of the above valuations reflect prices quoted by exchanges except for the swaps and the long-term investments. The fair values of the swaps reflect price quotes from dealers or amounts calculated using accepted pricing models. The fair values of the long-term investments reflect cost, since the Company cannot reasonably estimate fair value.

NOTE 5 - CONCENTRATIONS OF CREDIT AND OTHER RISK

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on- or off-balance sheet) relate to groups of customers or counterparties that have similar economic or industry characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

The Company's customer receivables and gas and electric revenues arise from deliveries of natural gas to approximately 284,000 customers and electricity to approximately 356,000 customers in Louisville and adjacent areas in Kentucky. For the year ended December 31, 1997, 73% of total revenue was derived from electric operations and 27% from gas operations.

The Company's operation and maintenance employees are members of the International Brotherhood of Electrical Workers (IBEW) Local 2100 which represents approximately 60% of the Company's workforce. The Company's collective bargaining agreement with IBEW employees expires in November 1998.

NOTE 6 - MARKETABLE SECURITIES

The Company's marketable securities have been determined to be "available-for-sale" under the provisions of Statement of Financial Accounting Standards SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Proceeds from sales of available-for-sale securities in 1997 were approximately $2.5 million, which resulted in immaterial realized gains and losses. Proceeds from sales of available-for-sale securities in 1996 were approximately $28.6 million, which resulted in realized gains of approximately $.3 million and losses of approximately $.8 million, calculated using the specific identification method.

Approximate cost, fair value, and other required information pertaining to the Company's available-for-sale securities by major security type as of December 31, 1997 and 1996, follow (in thousands of $):


                                                                  1997                                         1996
                                                 ------------------------------------         ------------------------------------
                                                                 Fixed                                        Fixed
                                                 Equity         Income          Total         Equity         Income          Total
                                                 ------         ------          -----         ------         ------          -----
Cost . . . . . . . . . . . . . . . . . .       $  3,763       $ 15,450       $ 19,213       $  3,258       $      -       $  3,258
Unrealized gains . . . . . . . . . . . .            192             13            205            572              -            572
Unrealized losses. . . . . . . . . . . .            (40)           (67)          (107)          (235)             -           (235)
                                               -----------------------------------------------------------------------------------
Fair values. . . . . . . . . . . . . . .       $  3,915       $ 15,396       $ 19,311       $  3,595       $      -       $  3,595
                                               -----------------------------------------------------------------------------------
                                               -----------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Fair Values:
  No maturity. . . . . . . . . . . . . .       $  3,915      $     114       $  4,029       $  2,126       $      -       $  2,126
  Contractual Maturities:
    Less than one year . . . . . . . . .              -          8,795          8,795          1,469              -          1,469
    One to five years. . . . . . . . . .              -          5,442          5,442              -              -              -
    Five to ten years. . . . . . . . . .              -              -              -              -              -              -
    Over ten years . . . . . . . . . . .              -          1,045          1,045              -              -              -
    Not due at a single maturity date. .              -              -              -              -              -              -
                                               -----------------------------------------------------------------------------------
Total Fair Values. . . . . . . . . . . .       $  3,915       $ 15,396       $ 19,311       $  3,595       $      -       $  3,595
                                               -----------------------------------------------------------------------------------
                                               -----------------------------------------------------------------------------------


NOTE 7 - PENSION PLANS AND RETIREMENT BENEFITS

PENSION PLANS. The Company has two non-contributory, defined-benefit pension plans that cover all eligible employees. Retirement benefits are based on the employee's age at retirement, years of service, and compensation. The Company's policy is to fund annual actuarial costs, up to the maximum amount deductible for income tax purposes, as determined under the frozen entry age actuarial cost method. The assets of the plans consist primarily of common stocks, corporate bonds, investments in international mutual funds, and United States government securities.

The Company also has a supplemental executive retirement plan that covers officers of the Company. The plan provides retirement benefits based on average earnings during the final three years prior to retirement, reduced by social security benefits, any pension benefits received from plans of prior employers, and by amounts received under the pension plans referred to in the preceding paragraph.

Pension costs were $2.7 million for 1997, $4.3 million for 1996, and $5 million for 1995, of which approximately $491,000, $751,000, and $761,000, respectively, were charged to construction. The components of periodic pension expense are shown below (in thousands of $):


                                                                       1997           1996           1995
                                                                       ----           ----           ----
Service cost-benefits earned during the period . . . . . . .       $  5,213       $  4,989       $  4,361
Interest cost on projected benefit obligation. . . . . . . .         17,630         16,697         14,328
Actual return on plan assets . . . . . . . . . . . . . . . .        (46,039)       (31,931)       (45,608)
Amortization of transition asset . . . . . . . . . . . . . .         (1,112)        (1,112)        (1,112)
Net amortization and deferral. . . . . . . . . . . . . . . .         27,032         15,669         33,008
                                                                   --------------------------------------
Net pension cost . . . . . . . . . . . . . . . . . . . . . .       $  2,724       $  4,312       $  4,977
                                                                   --------------------------------------
                                                                   --------------------------------------


The funded status of the pension plans at December 31 is shown below (in thousands of $):


                                                                       1997           1996
                                                                       ----           ----
Actuarial present value of accumulated plan benefits:
  Vested . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 209,240      $ 178,534
  Non-Vested . . . . . . . . . . . . . . . . . . . . . . . .         25,455         19,913
                                                                  ------------------------

  Accumulated benefit obligation . . . . . . . . . . . . . .        234,695        198,447
  Effect of projected future compensation. . . . . . . . . .         39,400         30,902
                                                                  ------------------------

  Projected benefit obligation . . . . . . . . . . . . . . .        274,095        229,349
  Plan assets at fair value. . . . . . . . . . . . . . . . .        280,238        238,026
                                                                  ------------------------

  Plan assets in excess of projected benefit obligation. . .          6,143          8,677
  Unrecognized net transition asset. . . . . . . . . . . . .         (9,188)       (10,300)
  Unrecognized prior service cost. . . . . . . . . . . . . .         43,518         44,142
  Unrecognized net gain. . . . . . . . . . . . . . . . . . .        (61,790)       (65,891)
                                                                  ------------------------

Accrued pension liability. . . . . . . . . . . . . . . . . .      $ (21,317)     $ (23,372)
                                                                  ------------------------
                                                                  ------------------------


The assumptions used in determining the actuarial valuations are as follows:


                                                                       1997           1996
                                                                       ----           ----
Assumed discount rate to determine
  projected benefit obligation . . . . . . . . . . . . . . .             7%          7.75%
Assumed long-term rate of return
  on plan assets . . . . . . . . . . . . . . . . . . . . . .           8.5%           8.5%
Assumed annual rate of increase in
  future compensation levels . . . . . . . . . . . . . . . .        2% - 4%     2% - 4.25%


POST-RETIREMENT BENEFITS. The Company provides certain health care and life insurance benefits for eligible retired employees. Post-retirement health care benefits are subject to a maximum amount payable by the Company. The Company accrues for the expected cost of post-retirement benefits other than pensions during the employee's years of service with the Company. The discounted present value of the post-retirement benefit obligation is being amortized over 20 years.

Post-retirement benefit costs are shown below (in thousands of $):


                                                                       1997           1996           1995
                                                                       ----           ----           ----
Service cost . . . . . . . . . . . . . . . . . . . . . . . .       $    746       $    773       $    595
Interest cost. . . . . . . . . . . . . . . . . . . . . . . .          2,943          2,976          2,706
Actual return on assets. . . . . . . . . . . . . . . . . . .            (80)             -              -
Amortization of transition obligation. . . . . . . . . . . .          1,337          1,337          1,337
Net amortization and deferral. . . . . . . . . . . . . . . .            256            328              -
                                                                   --------------------------------------

Post-retirement benefit cost . . . . . . . . . . . . . . . .       $  5,202       $  5,414       $  4,638
                                                                   --------------------------------------
                                                                   --------------------------------------


The accumulated post-retirement benefit obligation at December 31, is shown below (in thousands of $):


                                                                                      1997           1996
                                                                                      ----           ----

Retirees . . . . . . . . . . . . . . . . . . . . . . . . . .                     $ (21,735)     $ (18,568)
Fully eligible active employees. . . . . . . . . . . . . . .                        (3,783)        (4,808)
Other active employees . . . . . . . . . . . . . . . . . . .                       (17,855)       (16,575)
                                                                                 ------------------------

Accumulated post-retirement benefit obligation . . . . . . .                       (43,373)       (39,951)
Plan assets at fair value. . . . . . . . . . . . . . . . . .                         4,384          2,284
Unrecognized prior service cost. . . . . . . . . . . . . . .                         3,410          3,738
Unrecognized transition obligation . . . . . . . . . . . . .                        20,053         21,390
Unrecognized net loss. . . . . . . . . . . . . . . . . . . .                         2,901            493
                                                                                 ------------------------

Accrued post-retirement benefit liability. . . . . . . . . .                     $ (12,625)     $ (12,046)
                                                                                 ------------------------
                                                                                 ------------------------


The accumulated post-retirement benefit obligation was determined using an assumed discount rate of 7% for 1997 and 7.75% for 1996. Assumed compensation increases for projected life insurance benefits for affected groups was 4% for 1997 and 4.25% for 1996. An assumed health care cost trend rate of 9% was assumed for 1997, gradually decreasing to 4.25% in nine years and thereafter.

A 1% increase in the assumed health care cost trend rate would increase the accumulated post-retirement benefit obligation by approximately $1.7 million and the annual service and interest cost by approximately $200,000. In 1996, the Company began funding certain liabilities for post-retirement benefits through a tax-deductible funding vehicle. The plan assets are being held in two voluntary employee benefit association (VEBA) trusts and are invested primarily in short-term United States government securities.

THRIFT SAVINGS PLAN. The Company has a Thrift Savings Plan under Section 401(k) of the Internal Revenue Code. The plan covers all regular full-time employees with one year or more of service at the Company. Under the plan, eligible employees may defer and contribute to the plan a portion of current compensation in order to provide future retirement benefits. The Company makes contributions to the plan by matching a portion of employee contributions. These costs were approximately $1.8 million for each of the years 1997, 1996, and 1995.

NOTE 8 - INCOME TAXES

Components of income tax expense are shown in the table below (in thousands of $):


                                                             1997           1996           1995
                                                             ----           ----           ----
Included in Operating Expenses:
  Current   - Federal. . . . . . . . . . . . . . .      $  57,590      $  33,823      $  36,379
            - State-net. . . . . . . . . . . . . .         14,593          7,685          9,138
  Deferred  - Federal-net. . . . . . . . . . . . .         (4,565)        19,161          4,021
            - State-net. . . . . . . . . . . . . .            703          6,587          2,728
  Deferred investment tax credit . . . . . . . . .            102            409              -
  Amortization of investment tax credit. . . . . .         (4,342)        (4,406)        (4,742)
                                                        ---------------------------------------

     Total . . . . . . . . . . . . . . . . . . . .      $  64,081      $  63,259      $  47,524
                                                        ---------------------------------------

Included in Other Income and (Deductions):
  Current   - Federal. . . . . . . . . . . . . . .      $   1,484      $     196      $    (555)
            - State. . . . . . . . . . . . . . . .            161            (96)          (343)
  Deferred  - Federal-net. . . . . . . . . . . . .            292            246            240
            - State-net. . . . . . . . . . . . . .             75             61             60
                                                        ---------------------------------------

     Total . . . . . . . . . . . . . . . . . . . .          2,012            407           (598)
                                                        ---------------------------------------

Total Income Tax Expense . . . . . . . . . . . . .      $  66,093      $  63,666      $  46,926
                                                        ---------------------------------------
                                                        ---------------------------------------


Net deferred tax liabilities resulting from book-tax temporary differences are shown below (in thousands of $):


                                                                            1997           1996
                                                                            ----           ----
Deferred Tax Liabilities:
  Depreciation and other plant-related items . . . . . . . .           $ 321,442      $ 314,692
  Other liabilities. . . . . . . . . . . . . . . . . . . . .               6,702         14,864
                                                                       ------------------------
                                                                         328,144        329,556
                                                                       ------------------------
Deferred Tax Assets:
  Investment tax credit. . . . . . . . . . . . . . . . . . .              30,595         32,305
  Income taxes due to customers. . . . . . . . . . . . . . .              26,357         31,195
  Pension overfunding. . . . . . . . . . . . . . . . . . . .               7,265          7,860
  Accrued expenses not currently deductible and other. . . .              14,076         16,515
                                                                       ------------------------
                                                                          78,293         87,875
                                                                       ------------------------

     Net Deferred Income Tax Liability . . . . . . . . . . .           $ 249,851      $ 241,681
                                                                       ------------------------
                                                                       ------------------------


A reconciliation of differences between the statutory U.S. federal income tax rate and the Company's effective income tax rate follows:


                                                                       1997           1996           1995
                                                                       ----           ----           ----
Statutory federal income tax rate. . . . . . . . . . . . . .           35.0%          35.0%          35.0%
State income taxes net of federal benefit. . . . . . . . . .            5.7            5.4            5.8
Amortization of investment tax credit. . . . . . . . . . . .           (2.4)          (2.6)          (3.6)
Other differences-net. . . . . . . . . . . . . . . . . . . .           (1.5)           (.7)          (1.1)
                                                                      -----------------------------------

Effective Income Tax Rate. . . . . . . . . . . . . . . . . .           36.8%          37.1%          36.1%
                                                                      -----------------------------------
                                                                      -----------------------------------


NOTE 9 - OTHER INCOME AND DEDUCTIONS

Other income and deductions consisted of the following at December 31 (in thousands of $):


                                                                       1997           1996           1995
                                                                       ----           ----           ----

Gain on sale of stock options. . . . . . . . . . . . . . . .       $  1,794       $      -       $      -
Interest on income tax settlement. . . . . . . . . . . . . .          1,446              -              -
Interest and dividend income . . . . . . . . . . . . . . . .          4,786          4,096          5,732
Gains (losses) on fixed asset disposal . . . . . . . . . . .             77            (36)         1,090
Donations. . . . . . . . . . . . . . . . . . . . . . . . . .           (147)          (150)          (144)
Income taxes and other . . . . . . . . . . . . . . . . . . .         (3,679)        (2,990)        (2,902)
                                                                   --------------------------------------

Total other income and deductions. . . . . . . . . . . . . .       $  4,277       $    920       $  3,776
                                                                   --------------------------------------
                                                                   --------------------------------------


NOTE 10 - FIRST MORTGAGE BONDS AND POLLUTION CONTROL BONDS

Annual requirements for the sinking funds of the Company's First Mortgage Bonds (other than the First Mortgage Bonds issued in connection with certain Pollution Control Bonds) are the amounts necessary to redeem 1% of the highest principal amount of each series of bonds at any time outstanding. Property additions
(166 2/3% of principal amounts of bonds otherwise required to be so redeemed) have been applied in lieu of cash. It is the intent of the Company to apply property additions to meet 1998 sinking fund requirements of the First Mortgage Bonds.

The trust indenture securing the First Mortgage Bonds constitutes a direct first mortgage lien upon a substantial portion of all property owned by the Company. The indenture, as supplemented, provides in substance that, under certain specified conditions, portions of retained earnings will not be available for the payment of dividends on common stock. No portion of retained earnings is presently restricted by this provision.

Pollution Control Bonds (Louisville Gas and Electric Company Projects) issued by Jefferson and Trimble Counties, Kentucky, are secured by the assignment of loan payments by the Company to the Counties pursuant to loan agreements, and certain series are further secured by the delivery from time to time of an equal amount of the Company's First Mortgage Bonds, Pollution Control Series. First Mortgage Bonds so delivered are summarized in the Statements of Capitalization. No principal or interest on these First Mortgage Bonds is payable unless default on the loan agreements occurs. The interest rate reflected in the Statements of Capitalization applies to the Pollution Control Bonds.

In November 1997, the Company issued $35 million of Jefferson County, Kentucky and $35 million of Trimble County, Kentucky, Pollution Control Bonds, Flexible Rate Series, due November 1, 2027. Interest rates for these bonds were 3.90% and 3.85%, respectively, at December 31, 1997. The proceeds from these bonds were used to redeem the outstanding 7.75% Series of Jefferson County, Kentucky and Trimble County, Kentucky, Pollution Control Bonds due February 1, 2019.

In October 1996, the Company issued $22.5 million of Jefferson County, Kentucky, and $27.5 million of Trimble County, Kentucky, Pollution Control Bonds, Flexible Rate Series, due September 1, 2026. Interest rates for these bonds were 3.79% and 3.82%, respectively, as of December 31, 1997. In December 1996, the proceeds from the bonds were used to redeem the outstanding 7.25% Series of Jefferson County and Trimble County Pollution Control Bonds due December 1, 2016.

On June 1, 1996, the Company's First Mortgage Bonds, 5.625% Series of $16 million matured and were retired by the Company.

The Company's First Mortgage Bonds, 6.75% Series of $20 million is scheduled to mature in June 1998, and the $20 million, 7.5% Series is scheduled for maturity in 2002. There are no scheduled maturities of Pollution Control Bonds for the five years subsequent to December 31, 1997. The Company has no cash sinking fund requirements.

NOTE 11 - NOTES PAYABLE

The Company had no notes payable at December 31, 1997, and 1996.

At December 31, 1997, the Company had unused lines of credit of $200 million, for which it pays commitment fees. The credit facility provides for short-term borrowings and support of variable rate Pollution Control Bonds. The credit lines are scheduled to expire in 2001. Management expects to renegotiate these lines when they expire.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

CONSTRUCTION PROGRAM. The Company had commitments in connection with its construction program aggregating approximately $7 million at December 31, 1997. Construction expenditures for the years 1998 and 1999 are estimated to total approximately $260 million.

OPERATING LEASE. The Company leases office space and accounts for all of its office space leases as operating leases. Total lease expense for 1997, 1996, and 1995, less amounts contributed by the parent company, was $1.8 million, $1.9 million, and $2 million, respectively. The future minimum annual lease payments under lease agreements for years subsequent to December 31, 1997, are as follows (in thousands of $):

1998 . . . . . . . . . . . . . . . . . . . . . . .          $    3,071
1999 . . . . . . . . . . . . . . . . . . . . . . .               3,055
2000 . . . . . . . . . . . . . . . . . . . . . . .               3,321
2001 . . . . . . . . . . . . . . . . . . . . . . .               3,654
2002 . . . . . . . . . . . . . . . . . . . . . . .               3,594
Thereafter . . . . . . . . . . . . . . . . . . . .               8,767
                                                            ----------

     Total . . . . . . . . . . . . . . . . . . . .          $    25,462
                                                            -----------
                                                            -----------

ENVIRONMENTAL.  With the passage of the Clean Air Act Amendments of 1990 (the
Act), the Company already complied with the stringent sulfur dioxide emission limits required by the year 2000 as it had previously installed scrubbers on all of its coal-fired generating units. Since then, as part of its ongoing construction program, the Company has spent $31 million for measures to meet applicable nitrogen oxide limits. While the overall financial impact of the Act on the Company has been minimal, the Company is closely monitoring several significant regulatory developments which may potentially impact the Company including efforts by local officials to address the "ozone nonattainment" status of Jefferson County, Kentucky and implementation of new ozone and particulate matter standards adopted by the United States Environmental Protection Agency (USEPA) in June 1997. Finally, the Company is monitoring regulations proposed by USEPA in October 1997, that could require numerous utilities including the Company to reduce nitrogen oxide emissions by approximately 85% from 1990 levels. The Company has already reduced its nitrogen oxide emissions by approximately 40%. However, if finally adopted, the proposed regulations may require the Company to incur significant capital expenditures, currently estimated as potentially in excess of $100 million, and significantly increased operation and maintenance costs. The Company currently anticipates that a significant portion of any such capital costs could be recoverable through rates, although there can be no guarantee of such recovery.

The Company is currently addressing other emissions issues at two of its power plants. First, the Company is conducting modeling activities in response to a notification from the Air Pollution Control District of Jefferson County (APCD) indicating that the Cane Run plant may be the source of a potential exceedance of the air quality standards for sulfur dioxide. Depending on the outcome of the modeling, the Company may be required to undertake corrective action that could include significant capital improvements. Secondly, the Company is working with the APCD to review the effectiveness of remedial measures aimed at controlling particulate emissions from the Mill Creek plant which allegedly damaged metal surfaces on adjacent properties. The Company had previously established a claims resolution process which resulted in property damage settlements with adjacent residents at an aggregate cost of approximately $15 million. In related litigation, in October, 1997, the Jefferson Circuit Court dismissed all but one of the claims pursued by persons who had not previously settled with the Company. In management's opinion, resolution of any remaining claims should not have a material adverse impact on the financial position or results of operations of the Company.

The Company is also addressing potential liabilities for cleanup of properties where hazardous substances may have been released. The Company has identified contamination at certain manufactured gas plant (MGP) sites currently or formerly owned by the Company. One of the sites was conveyed to a new owner which assumed responsibility for environmental liabilities and the Company is negotiating with potentially responsible parties and state agencies with respect to two other sites. Until conclusion of such discussions, the Company is unable to precisely determine its remaining liability for cleanup costs at MGP sites. However, based on site studies, management currently estimates total cleanup costs within the range of $3 million to $8 million and has recorded an accrual of approximately $3 million in the accompanying financial statements.

The Company, along with other companies, has also been identified by USEPA as a potentially responsible party allegedly liable for cleanup costs under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) for certain off-site disposal facilities. The Company has entered a final settlement for $7,500 for one site and has entered tentative settlements for an aggregate of $150,000 for the remaining sites. Tentative settlements are subject to approval by the government and entry by the court.

NOTE 13 - TRIMBLE COUNTY GENERATING PLANT

Trimble County Unit 1 (Trimble County), a 495-megawatt coal-fired electric generating unit placed into service in December 1990, has been the subject of numerous legal and regulatory proceedings to determine the appropriate ratemaking treatment to implement the Kentucky Public Service Commission's 1988 decision that the Company should not be allowed to recover 25% of the cost of Trimble County from ratepayers.

In December 1995, the Commission approved a unanimous settlement agreement that was filed by the Company and other parties. Under the agreement, which resolved all outstanding issues, the Company agreed to refund approximately $22 million to current electric customers, most of which is being refunded by credits to customers' bills over the five years 1996 through 2000. In addition, the Company agreed to pay $900,000 per year for five years beginning in 1996 to the Metro Human Needs Alliance, Inc., a not-for-profit Louisville-based corporation, for the sole purpose of funding low-income energy assistance programs in the service territory. The Company also agreed to revise the residential decoupling methodology approved by the Commission in 1994 in a manner that reduced revenues collected from residential customers by approximately $1.8 million. Finally, the parties agreed to dismiss all appeals currently pending in state courts regarding the Commission's orders in the Company's last general rate case.

NOTE 14 - JOINTLY OWNED ELECTRIC UTILITY PLANT

The Company owns a 75% undivided interest in Trimble County Unit 1. Accounting for the 75% portion of the Unit, which the Commission has allowed to be reflected in customer rates, is similar to the Company's accounting for other wholly owned utility plants.

Of the remaining 25% of the Unit, Illinois Municipal Electric Agency (IMEA) owns a 12.12% undivided interest in the Unit, and Indiana Municipal Power Agency
(IMPA) owns a 12.88% undivided interest. Each is responsible for their proportionate ownership share of operation and maintenance expenses and incremental assets, and for fuel used.

The following data represent shares of the jointly owned property:


                                                             Trimble County
                                                --------------------------------------
                                                LG&E        IMPA       IMEA      Total
                                                ----        ----       ----      -----
Ownership interest . . . . . . . . . . . . .       75%      12.88%     12.12%     100%
Mw capacity. . . . . . . . . . . . . . . . .     371.25     63.75      60         495

NOTE 15 - SEGMENTS OF BUSINESS

The Company is a regulated public utility engaged in the generation, transmission, distribution, and sale of electricity and the storage, distribution, and sale of natural gas.

                                                           1997           1996           1995
                                                           ----           ----           ----
                                                                      (Thousands of $)
Operating Information
  Operating Revenues
     Electric  . . . . . . . . . . . . . . .           $  614,532     $  606,696     $  542,337 (a)
     Gas . . . . . . . . . . . . . . . . . .              231,011        214,419        181,126
                                                       ----------------------------------------
       Total . . . . . . . . . . . . . . . .           $  845,543     $  821,115     $  723,463
                                                       ----------------------------------------
                                                       ----------------------------------------

  Pre-tax Operating Income
     Electric. . . . . . . . . . . . . . . .           $  197,233     $  192,129     $  152,199
     Gas . . . . . . . . . . . . . . . . . .               15,034         18,393         16,651
                                                       ----------------------------------------
       Total . . . . . . . . . . . . . . . .           $  212,267     $  210,522     $  168,850
                                                       ----------------------------------------
                                                       ----------------------------------------

Other Information
  Depreciation and Amortization
     Electric. . . . . . . . . . . . . . . .           $   79,958     $   76,929     $   74,437
     Gas . . . . . . . . . . . . . . . . . .               13,062         12,073         11,322
                                                       ----------------------------------------
       Total . . . . . . . . . . . . . . . .           $   93,020     $   89,002     $   85,759
                                                       ----------------------------------------
                                                       ----------------------------------------

  Construction Expenditures (b)
     Electric. . . . . . . . . . . . . . . .           $   81,713     $   79,541     $   66,661
     Gas . . . . . . . . . . . . . . . . . .               29,180         28,338         26,762
                                                       ----------------------------------------
       Total . . . . . . . . . . . . . . . .           $  110,893     $  107,879     $   93,423
                                                       ----------------------------------------
                                                       ----------------------------------------

Investment Information-December 31
  Identifiable Assets
     Electric. . . . . . . . . . . . . . . .           $1,517,512     $1,505,508     $1,501,568
     Gas . . . . . . . . . . . . . . . . . .              317,337        300,550        268,840
                                                       ----------------------------------------
       Total . . . . . . . . . . . . . . . .            1,834,849      1,806,058      1,770,408
  Other Assets (c) . . . . . . . . . . . . .              220,792        200,654        209,082
                                                       ----------------------------------------
       Total Assets. . . . . . . . . . . . .           $2,055,641     $2,006,712     $1,979,490
                                                       ----------------------------------------
                                                       ----------------------------------------

(a)  Net of Refund - Trimble County settlement of $28.3 million.
(b)  Excluding cost of removal and salvage.
(c) Includes cash and temporary cash investments, marketable securities, accounts receivable, unamortized debt expense, and other property and investments.

NOTE 16 - SELECTED QUARTERLY DATA (UNAUDITED)

Selected financial data for the four quarters of 1997 and 1996 are shown below. Because of seasonal fluctuations in temperature and other factors, results for quarters may fluctuate throughout the year.

                                                            Quarters Ended
                                   -------------------------------------------------------
                                        March           June      September       December
                                        -----           ----      ---------       --------
                                                           (Thousands of $)
1997
Operating Revenues . . . . . .     $  225,399     $  180,276     $  208,435     $  231,433
Net Operating Income . . . . .         32,895         30,422         46,562         38,307
Net Income . . . . . . . . . .         23,967         21,487         37,223         30,596
Net Income Available for
  Common Stock . . . . . . . .         22,840         20,326         36,077         29,445


1996
Operating Revenues . . . . . .     $  226,744     $  181,107     $  203,818     $  209,446
Net Operating Income . . . . .         33,950         32,736         51,681         28,896
Net Income . . . . . . . . . .         23,552         22,908         42,466         19,015
Net Income Available for
  Common Stock . . . . . . . .         22,396         21,772         41,320         17,885

                                 REPORT OF MANAGEMENT



The management of Louisville Gas and Electric Company is responsible for the preparation and integrity of the financial statements and related information included in this Annual Report. These statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and, necessarily, include amounts that reflect the best estimates and judgment of management.

The Company's financial statements have been audited by Arthur Andersen LLP, independent public accountants. Management has made available to Arthur Andersen LLP all the Company's financial records and related data as well as the minutes of shareholders' and directors' meetings.

Management has established and maintains a system of internal controls that provide reasonable assurance that transactions are completed in accordance with management's authorization, that assets are safeguarded and that financial statements are prepared in conformity with generally accepted accounting principles. Management believes that an adequate system of internal controls is maintained through the selection and training of personnel, appropriate division of responsibility, establishment and communication of policies and procedures and by regular reviews of internal accounting controls by the Company's internal auditors. Management reviews and modifies its system of internal controls in light of changes in conditions and operations, as well as in response to recommendations from the internal auditors. These recommendations for the year ended December 31, 1997, did not identify any material weaknesses in the design and operation of the Company's internal control structure.

The Audit Committee of the Board of Directors is composed entirely of outside directors. In carrying out its oversight role for the financial reporting and internal controls of the Company, the Audit Committee meets regularly with the Company's independent public accountants, internal auditors and management. The Audit Committee reviews the results of the independent accountants' audit of the financial statements and their audit procedures, and discusses the adequacy of internal accounting controls. The Audit Committee also approves the annual internal auditing program, and reviews the activities and results of the internal auditing function. Both the independent public accountants and the internal auditors have access to the Audit Committee at any time.

Louisville Gas and Electric Company maintains and internally communicates a written code of business conduct that addresses, among other items, potential conflicts of interest, compliance with laws, including those relating to financial disclosure, and the confidentiality of proprietary information.

                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of Louisville Gas and Electric Company:

We have audited the accompanying balance sheets and statements of capitalization of Louisville Gas and Electric Company (a Kentucky corporation and a wholly-owned subsidiary of LG&E Energy Corp.) as of December 31, 1997 and 1996, and the related statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Louisville Gas and Electric Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.








                                                         /s/ Arthur Andersen LLP
Louisville, Kentucky                                         Arthur Andersen LLP
January 28, 1998




                            ______________________________

                         LOUISVILLE GAS AND ELECTRIC COMPANY

                             MANAGEMENT'S DISCUSSION AND
              ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION



The following discussion and analysis by management focuses on those factors that had a material effect on the Company's financial results of operations and financial condition during 1997, 1996, and 1995 and should be read in connection with the financial statements and notes thereto.

In May 1997, LG&E Energy Corp. (LG&E Energy) entered into a Merger Agreement with KU Energy Corporation (KU), which provides for the combination of KU into LG&E Energy. Completion of the merger remains subject to various regulatory approvals and other conditions. The following discussion and analysis and related financial statements do not reflect the impact of the Company's proposed merger with Kentucky Utilities Company (Kentucky Utilities). See Note 2 of Notes to Financial Statements.

Some of the following discussion may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward looking statements are intended to be identified in this document by the words "anticipate," "expect," "estimate," "objective," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include: general economic conditions; business and competitive conditions in the energy industry; changes in federal or state legislation; unusual weather; actions by state or federal regulatory agencies, including decisions regarding the proposed combination of the Company and Kentucky Utilities; and other factors described from time to time in Louisville Gas and Electric Company's reports to the Securities and Exchange Commission, including Exhibit No. 99.01 to LG&E's 1996 report on Form 10-K.


RESULTS OF OPERATIONS

Net Income

The Company's net income increased $5.3 million for 1997 over 1996. This improvement was mainly due to increased sales of electricity to wholesale customers, a lower level of maintenance expenses and increased investment and interest income. These items were partially offset by reduced gas sales volumes due to warmer winter weather and a write-off of certain expenses deferred in prior periods.

Net income for 1996 increased $7.9 million over 1995 excluding a $16.9 million charge against net income in 1995 to recognize the effects of a settlement of the long-standing issues surrounding the Company's Trimble County electric generating plant. Without excluding the Trimble County charge-off, net income increased $24.8 million over 1995. The $7.9 million increase in net income was primarily the result of a significantly higher level of wholesale electric sales and increased retail sales of electricity and natural gas, partially offset by increased operation and maintenance expenses.


Revenues

A comparison of operating revenues for the years 1997 and 1996, with the immediately preceding year reflects both increases and decreases, which have been segregated by the following principal causes (in thousands of $):


                                                                       Increase (Decrease) From Prior Period
                                                             ------------------------------------------------------
                                                                  Electric Revenues              Gas Revenues
                                                             -------------------------     ------------------------
          Cause                                                 1997            1996          1997           1996
          -----                                                 ----            ----          ----           ----
Sales to Ultimate Consumers:
  Fuel and gas supply adjustments, etc.. . . . . . . .       $  (2,155)     $  (4,652)     $  27,192      $  21,176
  Demand side management/decoupling. . . . . . . . . .           8,041          5,429          4,348         (1,989)
  Environmental cost recovery surcharge. . . . . . . .             448          2,410              -              -
  Variation in sales volumes . . . . . . . . . . . . .          (4,810)           801        (14,891)        14,483
                                                             ------------------------      ------------------------
     Total . . . . . . . . . . . . . . . . . . . . . .           1,524          3,988         16,649         33,670
Wholesale sales. . . . . . . . . . . . . . . . . . . .           3,088         30,383              -              -
Gas transportation-net . . . . . . . . . . . . . . . .               -              -            147           (971)
Other. . . . . . . . . . . . . . . . . . . . . . . . .           3,224          1,688           (204)           594
                                                             ------------------------      ------------------------
     Total . . . . . . . . . . . . . . . . . . . . . .       $   7,836      $  36,059      $  16,592      $  33,293
                                                             ------------------------      ------------------------
                                                             ------------------------      ------------------------


Electric revenues increased in 1997 due to a slightly higher level of wholesale sales and other revenues. Gas revenues increased primarily as a result of higher gas supply costs billed to customers through the gas supply clause, partially offset by decreased gas sales due mainly to warmer weather.

Electric revenues increased in 1996 compared with 1995 primarily because of an increase in wholesale sales of electricity which resulted from aggressive marketing efforts. Gas revenues increased as a result of the higher cost of natural gas in 1996 and because of increased sales to ultimate consumers (6%) caused mainly by colder weather experienced in the first quarter of the year.


Expenses

Fuel for electric generation and gas supply expenses comprise a large segment of the Company's total operating costs. The Company's electric and gas rates contain a fuel adjustment clause and a gas supply clause, respectively, whereby increases or decreases in the cost of fuel and gas supply are reflected in the Company's rates, subject to approval by the Public Service Commission of Kentucky (Kentucky Commission or Commission).

Fuel expenses incurred in 1997 were approximately the same as in 1996. Fuel expenses increased $11.7 million (8%) in 1996 primarily because of a 12% increase in generation ($16 million), partially offset by a decrease in the cost of coal burned ($4.3 million). The average delivered cost per ton of coal purchased was $21.66 in 1997, $21.73 in 1996, and $23.68 in 1995.

Power purchased expense increased $.6 million (4%) in 1997 over 1996 due to an increase in the amount of purchased power needed to support native load requirements. Power purchased expense in 1996 of $16.6 million was approximately the same as in 1995. Power was purchased in 1996 primarily to supplement generation requirements related to wholesale electric power sales.

Gas supply expenses for 1997 increased $18.4 million (13%) because of the higher cost of net gas supply ($29.3 million), partially offset by a decrease in the volume of gas delivered to the distribution system ($10.9 million). Gas supply expenses increased $29.7 million (27%) in 1996 mainly because of the higher cost of net gas supply ($21.8 million) and an increase in the volume of gas delivered to the distribution system ($7.9 million). The average unit cost per Mcf of purchased gas was $3.46 in 1997 and 1996, and $2.62 in 1995.

Other operation expenses increased $7.4 million (5%) over 1996 primarily because of increased costs to operate the electric generating plants ($5.1 million) and a write-off of certain previously deferred items ($3.2 million). Items written off include expenses associated with the hydro-electric plant and a management audit fee. Even though the Company believes it could have reasonably expected to recover these costs in future rate proceedings, it decided not to seek recovery and expensed these costs because of increasing competitive pressures in the industry.

Other operation expenses in 1996 increased $8.7 million (6%) over 1995 primarily because of increased costs to operate the Company's electric power plants ($2.9 million), the electric and gas transmission and distribution systems ($1.9 million), and the recognition of proceeds in 1995 for the settlement of a commercial dispute. Pursuant to a study to determine when the settlement should be recorded, the Company recognized $6 million as a reduction of 1995 operation expense and $2 million as a reduction of 1996 operation expense.

Maintenance expenses decreased $7.2 million (13%) from 1996 due to decreased repairs at the electric generating plants resulting from fewer scheduled outages ($5 million) and a lower level of storm damage repairs ($1.8 million). Maintenance expenses in 1996 increased $2.7 million (5%) over 1995 primarily due to increased storm damage repairs ($1.8 million) and an increase in electric power plant expenses ($.9 million).

Depreciation and amortization increased $4 million (4.5%) over 1996 because of additional utility plant in service. In addition, 1997 reflects the accelerated write-off of losses on early retirements of facilities. Depreciation and amortization increased in 1996 primarily because of additional depreciable plant in service.

Variations in income tax expenses are largely attributable to changes in pre-tax income.

Other income for 1997 increased by $3.4 million primarily because of interest income recorded as a result of a favorable tax settlement and the sale of stock options which the Company had acquired in a commercial transaction. Other income for 1996 decreased about $2.9 million because of a decrease in income earned from investments and lower gains realized from the sale of property as compared to 1995. See Note 9 of Notes to Financial Statements.

Interest charges for 1997 decreased $1.1 million (3%) due to favorable refinancing activities in 1996. Interest charges for 1996 decreased $1.7 million (4%) primarily because of the retirement of outstanding debt. The embedded cost of long-term debt at December 31, 1997, was 5.68% and at December 31, 1996, 6.05%. See Note 10 of Notes to Financial Statements for further discussion.

Preferred dividends decreased $1.7 million (28%) for 1996 as compared to 1995 due primarily to the redemption of the 7.45% Series Cumulative Preferred Stock in December 1995.

The rate of inflation may have a significant impact on the Company's operations, its ability to control costs and the need to seek timely and adequate rate adjustments. However, relatively low rates of inflation in the past few years have moderated the impact on current operating results.


LIQUIDITY AND CAPITAL RESOURCES

The Company's need for capital funds is primarily related to the construction of plant and equipment necessary to meet the needs of electric and gas utility customers and protection of the environment.


Construction Expenditures

New construction expenditures for 1997 were $111 million compared with $108 million for 1996 and $93 million for 1995.


Past Financing Activities

During 1997, 1996, and 1995, the Company's primary source of capital was internally generated funds from operating cash flows. Internally generated funds provided financing for 100% of the Company's construction expenditures for 1997, 1996, and 1995.

Variations in accounts receivable and accounts payable are not generally significant indicators of the Company's liquidity, as such variations are primarily attributable to fluctuations in weather in the Company's service territory, which has a direct affect on sales of electricity and natural gas.

In November 1997, the Company issued $35 million of Jefferson County, Kentucky and $35 million of Trimble County, Kentucky, Pollution Control Bonds, Flexible Rate Series, due November 1, 2027. The interest rates for these bonds were 3.90% and 3.85%, respectively, at December 31, 1997. The proceeds from these bonds were used to redeem the outstanding 7.75% Series of Jefferson County, Kentucky and Trimble County, Kentucky, Pollution Control Bonds due February 1, 2019.

In October 1996, the Company issued $22.5 million of Jefferson County, Kentucky and $27.5 million of Trimble County, Kentucky, Pollution Control Bonds, Flexible Rate Series, due September 1, 2026. Interest rates for these bonds were 3.79% and 3.82%, respectively, at December 31, 1997. The proceeds from these bonds were applied in December 1996 to redeem the outstanding 7.25% Series of Jefferson County, Kentucky and Trimble County, Kentucky, Pollution Control Bonds due December 1, 2016.

On June 1, 1996, the Company's First Mortgage Bonds, 5.625% Series of $16 million matured and were retired by the Company. The bonds were redeemed with available funds.

In April 1995, the Company issued $40 million of Jefferson County, Kentucky, Pollution Control Bonds, 5.90% Series, due April 15, 2023. The proceeds from these bonds were used to redeem the outstanding 9.25% Series of Pollution Control Bonds due July 1, 2015.

In December 1995, the Company redeemed the outstanding shares of its 7.45% Cumulative Preferred Stock with a par value of $25 per share at a redemption price of $25.75 per share. The Company funded the $22 million redemption with cash generated internally.


Future Capital Requirements

Future financing requirements may be affected in varying degrees by factors such as load growth, changes in construction expenditure levels, rate actions allowed by regulatory agencies, new legislation, market entry of competing electric power generators, changes in environmental regulations and other regulatory requirements. The Company estimates construction expenditures will total $260 million for 1998 and 1999. In addition, capital requirements for 1998 include $20 million to retire long-term debt that is scheduled to mature on June 1, 1998.


Future Sources of Financing

Internally generated funds from operations are expected to fund substantially all anticipated construction expenditures in 1998 and 1999.

At December 31, 1997, the Company had unused lines of credit of $200 million for which it pays commitment fees. These credit facilities are scheduled to expire in 2001. Management expects to renegotiate them when they expire.

To the extent permanent financings are needed in 1998 and 1999, the Company expects that it will have ready access to the securities markets to raise needed funds.


Year 2000 Computer Software Issue

The Company began its project regarding the year 2000 issue in 1996. The board of directors approved the general year 2000 plan and receives, along with management, regular updates. Project teams are continuing to evaluate risks and to plan and implement appropriate sources of corrective action. Corrective action, including replacement or modification of certain software systems, for major applications such as customer information and financial systems are in process, and in certain cases completed. Regarding the smaller, more isolated systems, the Company anticipates moving from the evaluative stage to the corrective stage during 1998. The Company has also communicated with its suppliers, customers and key business partners regarding year 2000 compliance and intends to continue monitoring their progress on this issue.

The amount that has been expensed through December 31, 1997, is approximately $2 million. Based on studies and progress made to-date, the Company expects to spend approximately $10 million in 1998 and 1999 for significant modification of its computer information systems to enable proper processing of transactions relating to the year 2000 and beyond. Accordingly, the Company does not expect the amounts required to be expensed over the next two years to have a material effect on its financial position or results of operations.


LG&E Energy Corp. - KU Energy Corporation Merger

On May 20, 1997, LG&E Energy and KU entered into an agreement and Plan of Merger providing for a merger of LG&E Energy and KU. Pursuant to the Merger Agreement, KU will be merged with and into LG&E Energy, with LG&E Energy as the surviving corporation effective with the receipt of all required approvals. The merger has been approved by the Kentucky Commission and the Virginia State Corporation Commission. See Note 2 of Notes to Financial Statements.


Rates and Regulation

The Company is subject to the jurisdiction of the Kentucky Commission in virtually all matters related to electric and gas utility regulation, and as such, its accounting is subject to Statement of Financial Accounting Standards No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION (SFAS No. 71). Given the Company's competitive position in the market and the status of regulation in the state of Kentucky, the Company has no plans or intentions to discontinue its application of SFAS No. 71. See Note 3 of Notes to Financial Statements.

On December 8, 1995, the Commission approved a settlement agreement filed by the Company and all intervenors in the Trimble County proceedings, including various consumer interest groups and government agencies, that, in effect, resolved all of the regulatory and legal issues related to the appropriate ratemaking treatment to exclude 25% of the Trimble County plant costs from customer rates. Under the settlement, ratepayers are receiving $22 million in refunds, most of which is being refunded over the five-year period, 1996 through 2000, based on a per kilowatt-hour credit. In addition, the Company also is providing $900,000 annually for five years, beginning in 1996, to fund low-income energy assistance programs. The Company also revised the decoupling methodology in a manner that reduced revenues collected from residential customers during 1996 and 1997 by a total of approximately $1.8 million.

The overall effect of the settlement, which the Company recognized in its entirety in the fourth quarter of 1995, was to reduce electric revenues by $28.3 million and net income by $16.9 million. See Note 13 of Notes to Financial Statements.

In May 1995, the Company implemented a Commission approved environmental cost recovery (ECR) surcharge to recover certain costs required to comply with the Federal Clean Air Act, as amended, and those federal, state, and local environmental requirements which apply to coal combustion wastes and by-products from facilities utilized for production of energy from coal. As a result of this surcharge, the Company's electric revenues increased $3.2 million in 1995, an additional $2.4 million in 1996 and an additional $.4 million in 1997. The Kentucky Attorney General (KAG), and the Kentucky Industrial Utility Customers filed an appeal in Franklin Circuit Court on various issues related to the Commission's order in this proceeding, including the constitutionality of the Kentucky statute that authorizes the surcharge. In an order dated April 10, 1996, associated with the first six-month review of the operation of the surcharge, the Commission stated that all environmental surcharge revenues collected from the date of the April 10 order will be subject to refund, pending the outcome of the legal proceedings. The Company is contesting the legal challenges but cannot predict the outcome of this litigation. In a similar proceeding involving appeals from the Commission's order authorizing an environmental cost recovery surcharge for Kentucky Utilities Company by the same intervenors, the Kentucky Court of Appeals, in a decision issued on December 5, 1997, upheld the constitutionality of the surcharge statute. The intervenors have petitioned the Kentucky Supreme Court to review the decision of the Kentucky Court of Appeals. Any refunds that may ultimately be ordered, are not expected to have a material adverse effect on the Company's financial position or results of operation.

In January 1994, the Company implemented a Commission approved demand side management (DSM) program that the Company, KAG, the Jefferson County Attorney, and representatives of several customer-interest groups had filed with the Commission. The approved program included a formal collaborative process to develop future DSM programs and also contained a rate mechanism that (1) provided the Company concurrent recovery of DSM costs, (2) provided an incentive for implementing DSM programs, and (3) allowed the Company to recover revenues from lost sales associated with the DSM.

Subsequent to the original filing, the Company requested three significant revisions to the DSM program. In 1996, the Commission approved the addition of five new programs that increased the Company's commitment to DSM by approximately $4 million over the next two years. In 1997, the Company requested a change in the methodology used in determining revenues from lost sales associated with DSM programs. This change would replace the decoupling mechanism approved in the original program with a methodology based on engineering estimates. Also in 1997, the Company requested approval to implement a 1998 program budget in the amount of $2.5 million. The revisions requested in 1997 are currently pending before the Commission.

On September 30, 1997, the Commission issued an order approving the Company's request to implement an experimental performance-based ratemaking mechanism. This mechanism is related to gas procurement activities and gas off-system sales only and is approved for a three-year test period effective October 1, 1997. During the three year experimental period, rate adjustments related to this mechanism will be determined for each 12 month period beginning November 1 and ending October 31. This mechanism is not expected to have a material effect on the Company's financial position or results of operations.

In its September 12, 1997 order approving the merger of LG&E Energy and KU, the Kentucky Commission ordered the Company to file by the later of the consummation of the merger or September 14, 1998, detailed plans to address the future rate regulation of the Company. The Commission directed the Company to indicate in its filing whether it desired to remain under traditional rate of return regulation or commence non-traditional regulation. The Company was further ordered to explain the reasons for its election, and in the case of traditional regulation, include an analysis and proposals relative to its earnings at that time. If non-traditional regulation is elected, the Company must explain the reasons for its choice and how its plan will achieve the Commission's goals of providing incentives to utilities and a sharing of the resulting benefits with customers. The Commission stated that it will fully investigate the filing and determine whether changes should be made to the existing regulation of the Company. The Company cannot presently predict the outcome of this matter.

The Company last filed for a rate increase with the Commission in June 1990 based on the test year ended April 30, 1990. The Commission issued a final order in September 1991 that effectively granted the Company an annual increase in rates of $6.8 million ($6.1 million electric and $.7 million gas).


Environmental Matters

With the passage of the Clean Air Act Amendments of 1990 (the Act), the Company already complied with the stringent sulfur dioxide emission limits required by the year 2000, as it had previously installed scrubbers on all of its coal-fired generating units. Since 1990, as part of its ongoing construction program, the Company has spent $31 million for measures to meet applicable nitrogen oxide limits. While the overall financial impact of the Act on the Company has been minimal, the Company is closely monitoring several significant regulatory developments which may potentially impact the Company including regulations proposed by the United States Environmental Protection Agency (USEPA) in October 1997. These regulations address long-range ozone transport from Midwest emissions sources that allegedly contribute to ozone problems in the Northeast. If finally adopted, the proposed regulations may require numerous utilities including the Company to incur significant capital expenditures, currently estimated as potentially in excess of $100 million, and significantly increased operation and maintenance costs required to achieve additional reductions in emissions of nitrogen oxides.

See Note 12 of Notes to Financial Statements for a complete discussion of the Company's environmental issues concerning the proposed USEPA ozone transport regulations, its Mill Creek and Cane Run electric generating plants, manufactured gas plant sites, and certain other environmental issues.


FUTURE OUTLOOK

Competition and Customer Choice

LG&E Energy Corp. has moved aggressively over the past decade to be positioned for, and to help promote, the energy industry's shift to customer choice and a competitive market for energy services. Specifically, LG&E Energy has taken many steps to prepare for the expected increase in competition in its regulated and non-regulated energy services businesses, including aggressive cost reduction activities; strategic acquisitions and growth initiatives; write-offs of previously deferred expenses; an increase in focus on commercial and industrial customers; an increase in employee training; and necessary corporate and business unit realignments. LG&E Energy continues to be active in the national debate surrounding the restructuring of the electric industry and the move toward a competitive, market-based environment. LG&E Energy has urged Congress and federal regulatory agencies to set a specific date for a complete transition to a competitive market, one that will quickly and efficiently bring the benefits associated with customer choice. LG&E Energy has repeatedly advocated the implementation of this transition by January 1, 2001.

The Kentucky Commission has held a series of meetings with representatives of utilities, consumers, state agencies, state legislators and other groups in Kentucky to discuss the possible effects of electric industry restructuring in Kentucky. In December 1997, the Kentucky Commission issued a set of principles which are intended to serve as its guide in consideration of issues relating to industry restructuring. Among these principles were: consumer protection and benefit, system reliability, universal service, environmental responsibility, cost allocation, stranded costs and codes of conduct.

At the time of this report, neither the Kentucky General Assembly nor the Kentucky Commission has adopted or approved a plan or timetable for retail electric industry competition in Kentucky. The nature or timing of future legislative or regulatory actions regarding industry restructuring and their impact on the Company, which may be significant, cannot be predicted currently.

 [LGE LOGO]

                           -------------------------
                                ADMISSION TICKET

                      LOUISVILLE GAS AND ELECTRIC COMPANY

                         ANNUAL MEETING OF SHAREHOLDERS

                           Wednesday, April 22, 1998
                                10:00 a.m., EDT
                            Hyatt Regency Louisville
                           320 West Jefferson Street
                              Louisville, Kentucky

    If you plan to attend the meeting, please bring this Admission Ticket to the meeting with you.

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                                        Complimentary parking will be available
                                        at the Hyatt Regency and the Cowger
                                        Parking Garage. Please visit the
                        [MAP] registration table to receive your parking voucher, which you will give to the parking attendant upon leaving.

                        LOUISVILLE GAS AND ELECTRIC COMPANY

                  ANNUAL MEETING OF SHAREHOLDERS -- APRIL 22, 1998